Exhibit (a)(1)

CHARTER COMMUNICATIONS, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

HAVING AN EXERCISE PRICE OF MORE THAN $10.00 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE

AT 5:00 P.M. EASTERN TIME ON FEBRUARY 20, 2004,
UNLESS THE OFFER IS EXTENDED.

      Charter Communications, Inc. (“Charter” or “we”) is offering eligible employees of Charter and its subsidiaries the opportunity to exchange outstanding stock options with exercise prices of more than $10.00 per share that were granted under The Charter Communications Option Plan (referred to as the “1999 plan”) or the Charter Communications, Inc. 2001 Stock Incentive Plan (referred to as the “2001 plan”; we refer to the 1999 plan and the 2001 plan together as “the plans”). In exchange, employees who tender eligible stock options will receive restricted shares of our Class A common stock (which we refer to as “Restricted Stock”) or, in some cases, cash, as more fully described below. We refer to this offer to exchange (the “Offer to Exchange”) and the related election agreement, with any amendments or supplements, as the “Offer.”

      If you elect to participate in the Offer, the number of shares of Restricted Stock to be issued to you in exchange for cancellation of your tendered options will be determined as follows:

•	If the exercise price of the options you tender is $18.00 or more per share, one (1) share of Restricted Stock will be issued for every ten (10) shares issuable upon exercise of the tendered options.

•	If the exercise price of the options you tender is $14.00 or more but less than $18.00 per share, one (1) share of Restricted Stock will be issued for every seven (7) shares issuable upon exercise of the tendered options.

•	If the exercise price of the options you tender is more than $10.00 but less than $14.00 per share, one (1) share of Restricted Stock will be issued for every five (5) shares issuable upon exercise of the tendered options.

•	Options with an exercise price of $10.00 or less per share are not eligible for exchange pursuant to this Offer.

      If, based on these exchange ratios, you would receive more than 400 shares of Restricted Stock, we will issue to you shares of Restricted Stock in exchange for cancellation of your tendered options. If, based on these exchange ratios, you would receive 400 or fewer shares of Restricted Stock, then we will instead pay you cash, less applicable tax withholdings. The amount of cash you will receive will be determined by multiplying the aggregate number of shares of Restricted Stock you would otherwise receive in exchange for cancellation of your tendered options (based on the ratios described above) by $5.00. For example if you have options to purchase 5,000 shares of Class A common stock with an exercise price of $19.00, you would be eligible to exchange those options for shares of Restricted Stock on a one for ten basis, or 500 shares of Restricted Stock. Because the aggregate number of those shares is more than 400, you would receive in this example shares of Restricted Stock in the exchange. On the other hand, if you have options to purchase 1,000 shares of Class A common stock with an exercise price of $19.00, you would be eligible to receive 100 shares of Restricted Stock in the exchange. Since this amount is less than 400, you would receive cash rather than shares of Restricted Stock in the exchange, and the amount of cash you would receive would be $500 (100 shares multiplied by $5.00 per share), less applicable tax withholdings. The personalized summary we are providing you of the options you currently hold shows whether, if you decide to participate in the exchange, you will receive shares of Restricted Stock or a cash payment.

      If you receive shares of Restricted Stock in exchange for cancellation of tendered options, the shares of Restricted Stock you receive will vest over a three-year period, with one-third of your shares of Restricted Stock vesting on each of the first three anniversaries of the date that we accept your tendered options for exchange. If you are one of the nine individuals currently employed at a level of senior vice president or above who hold stock options that are eligible for exchange, one-half of your shares of Restricted Stock will vest in accordance with the three-year vesting schedule described above, while the other one-half of your shares of

Restricted Stock will be performance shares and will vest upon achievement of certain performance objectives described in this Offer to Exchange.

      We will issue all new shares of Restricted Stock under the 2001 plan. All new shares of Restricted Stock will be subject to the terms of the 2001 plan and to forfeiture and other restrictions until they vest pursuant to the provisions set forth in a new Restricted Stock Agreement (the “Restricted Stock Agreement”) entered into between each tendering option holder receiving Restricted Stock and us.

      Only employees of Charter or one of its subsidiaries as of January 20, 2004 (the commencement date of the Offer) who continue to be employees through the date we accept their tendered options for exchange and cancellation are eligible to participate in the Offer. If you are currently an employee and on a personal leave of absence or a medical, maternity, worker’s compensation, military or other statutorily protected leave of absence, you are also eligible to participate in the Offer. However, if you resign your employment with, or if your employment is terminated for any reason by, Charter or any of its subsidiaries at any time before we accept your tendered options for exchange and cancellation (and if you are not moving to another position with Charter or any of its subsidiaries), you are not eligible to participate in the Offer. Members of our board of directors who are not also employees of Charter or any of its subsidiaries also are not eligible to participate in the Offer.

      We are making this Offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related election agreement. This Offer is not conditioned upon a minimum number of options being tendered. You are not required to tender any of your eligible options. If, however, you tender any eligible options, you must tender all eligible options that you have (that is, all of your options granted under the plans with an exercise price of more than $10.00 per share).

      We will cancel all tendered options that we accept for exchange and cancellation pursuant to the Offer. By tendering your options, you give up the right to exercise them. Eligible options that you do not tender and any options that you hold other than eligible options will remain outstanding in accordance with their terms. We anticipate that we will accept all options properly tendered and we will give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by email, press release or other permitted means.

      Although our board of directors has approved this Offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your eligible options for exchange. You must make your own decision whether to tender options. You should carefully review this Offer to Exchange, the related election agreement, the applicable form of Restricted Stock Agreement pursuant to which your Restricted Stock will be granted (one form for the nine employees at the level of senior vice president and above who hold eligible options and would receive performance shares and the other for all other employees) and the 2001 plan before deciding whether to tender your options. We have been advised that most of our officers and eligible directors intend to tender options pursuant to this Offer.

      Shares of our Class A common stock are quoted on The Nasdaq Stock Market’s National Market under the symbol “CHTR”. As of January 15, 2004, the closing price of our Class A common stock, as reported on The Nasdaq Stock Market’s National Market, was $5.43 per share. We urge you to obtain current market quotations for our Class A common stock before deciding whether to tender your eligible options.

      You should direct questions about this Offer or requests for assistance or for additional copies of this Offer to Exchange or the related election agreement to Mellon Investor Services LLC by phone at 1-888-778-1316 or to Human Resources, Stock Option Exchange Program at Charter Communications, Inc. by email to stockoptions@chartercom.com.

      This transaction has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”), nor has the SEC passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense. In the event of any conflict between this documentation and the rules of the applicable plans or any applicable legislation, the rules or legislation (as the case may be) will take precedence. All references to taxation consequences are for guidance only. We recommend that you consult with your tax advisor to determine the tax consequences of electing to participate in the Offer.

January 20, 2004

IMPORTANT INFORMATION

      If you wish to tender your eligible options for exchange, your properly completed election agreement must be RECEIVED by Mellon Investor Services LLC (which we refer to as “Mellon”), the exchange agent for the Offer, by 5:00 p.m., Eastern Time, on February 20, 2004 (or such later time and date if we extend the Offer). Your election must be made in one of the following ways:

•	By Internet. Employees may elect to tender eligible options by properly completing the election agreement through the Charter Communications Exchange Program Web Site. The Exchange Program Web Site includes instructions on how to elect to tender your eligible options. You may access the Charter Communications Exchange Program Web Site at www.corporate-action.net/charter. In order to assist you in making an election on the Exchange Program Web Site, certain Charter Communications offices will have a computer available in common areas during the tender period for employees who may not have computer access at work or at home.

•	By Telephone. Employees may elect to tender eligible options through the Charter Communications Exchange Program Telephone Election System. The telephone election system includes instructions on how to elect to tender your eligible options. You may access the telephone election system 24 hours a day, seven days a week, through any touch-tone telephone by dialing 1-866-716-5749.

•	By Mail. Employees may elect to tender eligible options by mailing their properly completed and duly executed election agreement to the following address:

Mellon Investor Services LLC

Attn: Reorganization Department
Post Office Box 3301
South Hackensack, NJ 07606

•	By Overnight Delivery Service. Employees may elect to tender eligible options by delivering their properly completed and duly executed election agreement by overnight delivery service to the following address:

Mellon Investor Services LLC

Attn: Reorganization Department
85 Challenger Road
Mail Stop — Reorg.
Ridgefield Park, NJ 07660

      WE ENCOURAGE you to make your election through the Exchange Program Web Site, which we also refer to sometimes as the “Offer web site”, or the telephone election system. This eliminates the need to deliver your written election agreement to Mellon. If you are not able to access the Offer web site or telephone election system, you may transmit your election agreement by overnight delivery, in which case we recommend that you use a reputable overnight delivery service, or by mail, in which case we recommend that you use certified mail, return receipt requested, and that you allow ample time for delivery. Election agreements not received by the deadline, even if sent before the deadline, will not be valid and will be disregarded. Please refer to Section 3 of the Offer to Exchange for a discussion of the procedures for making a proper election regarding your eligible options.

      Regardless of how you make your election to tender your eligible options, you can view your election on the Offer web site and print a page titled “Election Confirmation” as a receipt that will list the number of eligible options that you have tendered. If you make your election by mail or overnight delivery, the list of the eligible options that you have tendered will be updated on the Offer web site within two business days after Mellon actually receives your election agreement. If you make your election using the telephone election system, your election will show up on the Offer web site almost immediately.

      While we believe that the Offer is valid with respect to all employees with eligible option grants, we are not making this Offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the making of this Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. If this Offer is not in compliance with the laws of a particular jurisdiction, we may, at our discretion, take such action as we may deem necessary for us to make this Offer to option holders in any such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the Offer. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than those contained herein or in the related election agreement or the related Tender Offer Statement on Schedule TO that we filed with the SEC on January 20, 2004. If anyone makes any recommendation or representation or gives any information to you, you must not rely upon that recommendation, representation or information as having been authorized by us. You should rely only on the representations and information contained in this document, the related election agreement, the related Tender Offer Statement on Schedule TO or other materials to which we have referred you.

      The threshold exercise price we have set to determine which options are eligible for tender in response to this Offer does not reflect our view of what the trading price of our Class A common stock will be in the short, medium or long term, and you should not draw any inference from anything in this Offer to Exchange or the related election agreement regarding our view of future trading prices.

v

SUMMARY TERM SHEET

      This summary term sheet contains answers to some of the questions that you may have about the Offer. The information in this summary term sheet and in the preceding introductory pages is not complete and may not contain all of the information that is important to you. We urge you to read carefully the remainder of this Offer to Exchange and the accompanying election agreement as well as the applicable sample form of Restricted Stock Agreement (one for employees at the level of senior vice president and above who will receive performance shares and the other for all other employees) and the 2001 plan, all of which contain additional important information. We have included references to the relevant sections of this Offer to Exchange where you can find more complete information about the topics in this summary.

Purpose and General Terms and Conditions of the Offer

Q.1.     Which options is Charter offering to exchange?

      We are offering to exchange all vested and unvested stock options with exercise prices of more than $10.00 per share that are currently outstanding under the plans and are held by eligible participants. As a practical matter, only options granted on or before January 29, 2002 will be eligible for exchange pursuant to this Offer. We are providing you with a personalized summary of the options you currently hold, including information relating to grant date and exercise price. The personalized summary contains information about both your eligible and ineligible option grants to assist you in deciding whether to participate in the exchange. See Section 1.

Q.2.     Who is eligible to participate?

      All employees, including executive officers, of Charter or one of its subsidiaries as of January 20, 2004 (the commencement date of the Offer) who continue to be employees through the date we accept their tendered options for exchange and cancellation are eligible to participate in the Offer. If you resign your employment with, or if your employment is terminated for any reason by, Charter or any of its subsidiaries at any time before we accept your tendered options for exchange and cancellation (and if you are not moving to another position with Charter or any of its subsidiaries), you are not eligible to participate in the Offer.

      If you are receiving severance or other similar payments from Charter or any of its subsidiaries but are not currently employed by Charter or any of its subsidiaries, you are not eligible to participate in the Offer. Members of our board of directors who are not also employees of Charter or any of its subsidiaries also are not eligible to participate in the Offer. See Section 1.

Q.3.     What if my employment terminates after I have tendered options?

      To receive shares of Restricted Stock or cash in exchange for tendered options, you must remain an employee of Charter or one of its subsidiaries through the date we accept your tendered options for exchange and cancellation. If you resign or if your employment is terminated for any reason by Charter or any of its subsidiaries after you tender eligible options but before we accept your tendered options for exchange and cancellation, your options will not be exchanged. In this case, we will return your options to you and they will be treated as if they had not been tendered. You will not receive any shares of Restricted Stock or cash for your options. The options will remain outstanding in accordance with their terms, subject to the termination provisions contained in your applicable stock option agreement(s) with us.

      If you tender eligible options in exchange for a cash payment and you resign or if your employment is terminated by Charter or any of its subsidiaries for any reason after we have accepted your tendered options for exchange and cancellation but before we deliver your cash payment, you will still receive your cash payment.

      If you tender eligible options in exchange for shares of Restricted Stock and resign or if your employment is terminated by Charter or any of its subsidiaries for any reason, other than due to death, disability or retirement (the latter two as defined in the 2001 plan), after we have accepted your tendered options for exchange and cancellation but before we issue your Restricted Stock, you will not be entitled to receive shares of Restricted Stock. This is because these shares of Restricted Stock would not have vested before your termination and, as a result, would be forfeited. In this event, you would not be entitled to get your cancelled options back or receive payment or any other consideration for your cancelled options.

      These rules apply regardless of the reason your employment terminates, including voluntary resignation, involuntary termination, death or disability. See Section 5.

      If you resign or if your employment is terminated for any reason (except in the event of a termination for “cause”) by Charter or any of its subsidiaries, after you tender eligible options, but before we accept your tendered options for exchange and cancellation, Charter and its subsidiaries will evaluate your circumstances in determining the severance benefits and programs for which you may be eligible.

      This Offer does not change the “at-will” nature of your employment with Charter or its subsidiaries and participation in the Offer does not confer upon you the right to remain employed by Charter or its subsidiaries. Subject to the requirements of local law, we or you may terminate your employment at any time, including prior to the issuance of shares of Restricted Stock and prior to the cash payment, for any reason, with or without cause.

Q.4.     If I am on a leave of absence, am I eligible to participate in the Offer?

      Yes. If you are currently an employee on a personal leave of absence or a medical, maternity, worker’s compensation, military or other statutorily protected leave of absence, you are eligible to participate in the Offer. See Section 1.

Q.5.     Why are you making the Offer?

      Many of our outstanding options under the plans, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Class A common stock. As a result, we believe that these options are not now serving their intended purpose of providing an incentive to retain and motivate employees. By making this Offer to exchange outstanding eligible options for Restricted Stock, we hope to provide a substituted incentive that is meaningful to you. For those employees who would receive 400 or fewer shares we concluded that a cash payment was more meaningful and administratively convenient for both you and us. See Section 2.

Q.6.     Why don’t you “reprice” my eligible options?

      Our board of directors, with the assistance of independent consultants, recently reassessed our approach to providing employee compensation incentives focused on our long-term performance. Charter’s board of directors has decided to reduce the significance of stock options in our long-term incentive programs. Instead, Charter plans to utilize a combination of restricted stock and stock option awards, which can be earned over time.

      As part of this reassessment, the board considered “repricing” outstanding options. “Repricing” refers to an approach in which the exercise price of previously granted and unexercised stock options is reset at a lower exercise price. We do not believe that “repricing” your options is fair to our stockholders. We believe that this Offer to Exchange recognizes your contributions, but also requires ongoing efforts and improved stock performance as expected by our stockholders. See Section 2.

Q.7.     Why don’t you just grant me additional options?

      In reassessing our long term compensation programs, our board of directors concluded that it is appropriate to reduce the over-all use of stock options and to more specifically focus their use. The board of directors considered recent trends in market compensation and the negative view by segments of the investment community toward large grants of stock options. In addition, we believe a grant of additional options across a broad base inappropriately dilutes our existing stockholders and is inconsistent with our planned use of options in our long-term incentive programs. See Section 2.

Exchange of Eligible Options

Q.8.     Do I have to tender all of my eligible options?

      You are not required to tender any of your eligible options. However, if you accept this Offer with respect to any eligible options that you hold, you must tender all of your eligible options (that is, all of your options granted under either of the plans with an exercise price of more than $10.00 per share). The personalized summary of your options provided with this Offer to Exchange lists all of your eligible and ineligible options you held when we commenced the Offer. If you exercise any eligible options before you submit your election agreement, we will automatically deduct them from the ones that you are exchanging. See Section 1.

      We will cancel all eligible options that you tender (and we accept) for exchange and you will have no further right or entitlement to acquire shares of our Class A common stock pursuant to the terms of any cancelled option. See Section 5.

Q9.     What consideration will I receive in exchange for the cancellation of eligible options?

      If you elect to participate in the Offer, you will receive shares of Restricted Stock or cash, as described below, in exchange for tendered options that we accept. The number of shares of Restricted Stock to be issued to you in exchange for cancellation of the eligible options you tender will be determined as follows:

•	If the exercise price of the options you tender is $18.00 or more per share, one (1) share of Restricted Stock will be issued for every ten (10) shares issuable upon exercise of the tendered options.

•	If the exercise price of the options you tender is $14.00 or more but less than $18.00 per share, one (1) share of Restricted Stock will be issued for every seven (7) shares issuable upon exercise of the tendered options.

•	If the exercise price of the options you tender is more than $10.00 but less than $14.00 per share, one (1) share of Restricted Stock will be issued for every five (5) shares issuable upon exercise of the tendered options.

If these exchange ratios would result in the issuance of fractional shares of Restricted Stock, fractional shares will be rounded to the nearest whole number of shares.

Q.10.     What will happen to options that I do not tender?

      If you do not participate in the Offer, you will continue to hold your options and you will not receive any Restricted Stock or cash payment. The Offer will not result in any change to the terms of your options. See Section 1.

Q.11.     Will I receive shares of Restricted Stock or cash if I tender eligible options in the Offer?

      If, based on the ratios described in Question 9, you would receive more than 400 shares of Restricted Stock in exchange for cancellation of your tendered options, we will issue to you shares of Restricted Stock in exchange for your tendered options. If, based on these ratios, you would receive 400 or fewer shares of Restricted Stock in exchange for cancellation of your tendered options, then we will instead pay you cash in an amount equal to the number of shares you would otherwise be entitled to receive multiplied by $5.00. Any applicable withholding taxes or charges will be withheld from the cash payment and paid to the applicable tax authority, as permitted or required by law. See Section 1.

Q.12.     If I receive cash in exchange for the eligible options that I tender, how did Charter select the $5.00 per share price to pay in place of issuing shares of Restricted Stock?

      During the period from July 1, 2003 to January 15, 2004, shares of our Class A commons stock have traded on The Nasdaq Stock Market’s National Market in the range of $3.32 to $5.69. We selected the $5.00 per share price based on this range and on our belief that employees who would receive cash in exchange for their eligible options should have certainty about the amount of cash that they will receive at the time they make their decision whether or not to tender their eligible options. There would not be this certainty if, for example, the amount per share we would pay were based on our stock price at the time of the consummation of the exchange.

Q.13.     If I receive cash in exchange for the eligible options that I tender, how much cash would I receive?

      If the aggregate number of shares of Restricted Stock you would otherwise receive in exchange for cancellation of your tendered options is 400 or fewer, we will multiply that number of shares by $5.00 to determine the amount you would receive in cash, less applicable tax withholdings. For example, if you tendered options to purchase 3,500 shares of Class A common stock with an exercise price of $19.00, those options would be eligible to be exchanged on a one-for-ten basis for 350 shares of Restricted Stock. Because this amount is 400 shares or fewer, you would receive cash instead of the 350 shares, and the amount of cash you would receive would be $1,750 (350 shares multiplied by $5.00 per share), less applicable tax withholdings. See Section 1.

Q.14.     If I will receive cash in the exchange, are there any circumstances under which I will forfeit the cash payment?

      The cash payment you receive in exchange for your tendered options is not subject to any forfeiture. See Section 1 of this Offer to Exchange for a description of the circumstances in which tendering holders of options will receive cash consideration, instead of shares of Restricted Stock, in exchange for tendered options.

Q.15.     If I receive shares of Restricted Stock in exchange for the eligible options that I tender, how many shares of Restricted Stock would I receive?

      If the aggregate number of shares of Restricted Stock you would receive in exchange for cancellation of your tendered options is more than 400, you will receive that number of shares of Restricted Stock in the exchange. For example, if you tendered options to purchase 4,500 shares of Class A common stock with an exercise price of $19.00, those options would be eligible to be exchanged on a one-for-ten basis for 450 shares of Restricted Stock. Because this is more than 400 shares, you would receive the 450 shares of Restricted Stock in exchange for the eligible options you tendered. See Section 1.

Q.16.     When will I receive my shares of Restricted Stock or cash?

      If you elect to exchange your options and we accept them for exchange, and you are entitled to receive shares of Restricted Stock in the exchange, the grant of your shares of Restricted Stock will be effective as of the day of our acceptance. We expect to issue shares of Restricted Stock to option holders who would be entitled to receive more than 400 shares of Restricted Stock in exchange for eligible options that they tender (and that we accept) promptly following the expiration date of the Offer after we receive your executed Restricted Stock Agreement. However, you will not receive a stock certificate for your shares of Restricted Stock at this time. Your shares of Restricted Stock will be held in the custody of our transfer agent, Mellon, and you will receive the shares as they vest. At that time, you will have the option to have your vested shares held in a brokerage account established in your name by our stock plan administrator (currently E*Trade) or to have us issue a stock certificate for those vested shares to you, provided your executed Restricted Stock Agreement has been received by us and you have paid any withholding taxes due with respect to those shares of Restricted Stock.

      We expect to deliver cash payments to option holders who would be entitled to receive 400 or fewer shares of Restricted Stock in exchange for their tendered options promptly following the expiration date of the Offer. We anticipate that the cash payments will be processed through the payroll system. See Section 5.

Q.17.     What is Restricted Stock?

      Unlike stock options, where the option holder has only a right to purchase shares of stock at a certain price, when you receive Restricted Stock you will become a holder of actual shares of our Class A common stock. These shares are considered “restricted” because they are subject to forfeiture and restrictions on transfer until the restrictions lapse, at which time the shares “vest.” Once the shares of Restricted Stock have vested, those shares will be yours to hold, transfer or sell as you desire, subject to applicable securities laws, our securities trading policies which apply to transfers or sales of our Class A common stock and payment of withholding taxes and applicable commissions. See Section 8.

      Additional information about withholding taxes is provided in Question 18 in this summary term sheet.

Q.18.     Will I have to pay taxes for the exchange?

      If you receive a cash payment in exchange for your tendered options, you will recognize ordinary income when the cash payment is made. However, if you receive Restricted Stock in exchange for your options, there will be no immediate federal income tax consequences from receiving such Restricted Stock. As described below, you may, however, make an election under Section 83(b) of the Internal Revenue Code to be taxed currently on the value of the Restricted Stock.

      You will recognize ordinary income for income tax purposes when you receive the cash payment, upon vesting of the Restricted Stock or upon the granting of the Restricted Stock, if you make a Section 83(b) election. This income will be reflected on your year-end Form W-2 for the year in which the payment is made, the vesting occurs or the Section 83(b) election is effective, as applicable. At the time you recognize such ordinary income, income and payroll taxes will have to be withheld with respect to that income. Any applicable withholding taxes or charges will be withheld from your cash payment to satisfy the withholding tax obligation with respect to such cash payment. You will be required to pay your employer or its designee in cash an amount equal to the withholding tax obligation with respect to vested shares of Restricted Stock at the time such shares vest or, as explained above, as a result of your Section 83(b) election.

      Once your shares of Restricted Stock vest and if you have your vested shares held in a brokerage account established in your name by our stock plan administrator (currently E*Trade), you will be able to place online trades with respect to these shares and pay any withholding taxes incurred on the vesting of these shares through our stock plan administrator. While we currently anticipate that the funds you owe for these withholding taxes will be paid from funds in your brokerage account with our stock plan administrator, you may also choose to pay these withholding taxes directly to your employer or its designee. Please note that before your shares of Restricted Stock are released from our custody, all withholding obligations relating to vesting or the Section 83(b) election must be satisfied.

      A Section 83(b) election requires you to recognize ordinary income in an amount equal to the fair market value of the Restricted Stock on the date it is granted and all future increases or decreases in value will be treated as capital gains or losses for income tax purposes. If you make a Section 83(b) election, there will be an obligation to withhold income and payroll taxes with respect to the recognized income and you will also be required to pay your employer or its designee in cash an amount equal to such withholding tax obligation. This amount will be based upon the fair market value of the Restricted Stock on the date of grant. If you later forfeit the Restricted Stock, you will not be entitled to a refund of, or an offsetting deduction for, the taxes you paid. If you do not make a Section 83(b) election, you will recognize ordinary income with respect to your Restricted Stock when the shares vest in an amount equal to the fair market value of such shares of Restricted Stock on the vesting date and will have to pay to your employer or its designee an amount in cash equal to the withholding taxes obligations on that income. You may not, however, make a Section 83(b) election with respect to any performance shares that you receive in the exchange.

      Our “trading window”, which generally applies only to officers at the level of vice president and above, is generally open for approximately 45 days after the public announcement of Charter’s financial results. Because the shares of Restricted Stock you receive in the Offer may vest at a time when you are unable to give instructions to sell those shares under our “trading window”, we have provided in the Restricted Stock Agreements for each tendering employee who receives Restricted Stock in the Offer to give instructions to our stock plan administrator to sell a sufficient number of those shares at the time they vest in order to satisfy the withholding tax obligations with respect to the vested shares. You may withdraw such instructions at your discretion.

      Please see Section 13 of this Offer to Exchange for a more detailed discussion of the tax consequences of this Offer. In addition, you are urged to consult with your own tax advisor to determine the tax consequences of your participation in the Offer.

Q.19.     How did you determine the number of shares of Restricted Stock to be issued in exchange for tendered options?

      We determined the number of shares of Restricted Stock to be issued based on an exchange ratio of eligible options for shares. To calculate the exchange ratio, we first completed a Black-Scholes valuation of each outstanding stock option grant with an exercise price over $10.00 per share. The Black-Scholes option-pricing model is a commonly used option valuation method which relies on various assumptions, including the expected remaining term of the options, the volatility of our Class A common stock, the risk-free rate of interest, expected dividends, the option exercise price and the approximate price of our Class A common stock at the time our board of directors first approved the Offer in principle.

      Once we determined the estimated Black-Scholes value of the eligible options, we determined the exchange ratios by dividing that value by $5.00 per share, which was the approximate market price of our Class A common stock at the time our board of directors first approved in principle the Offer and the price that we decided to use for determining the amount we would pay per share to those tendering holders who will receive cash instead of Restricted Stock in the exchange. See Section 8.

Q.20.     What is the vesting schedule for the Restricted Stock?

      Your shares of Restricted Stock will vest over a three-year period, with one-third of your shares of Restricted Stock vesting on each of the first three anniversaries of the date on which the Restricted Stock is granted, provided that you remain an employee of Charter or one of its subsidiaries during this time. For example, assume that you receive 750 shares of Restricted Stock in exchange for your tendered options, with a grant date of February 25, 2004 (the actual grant date will be the date that we accept your tendered options for exchange). In this example, if you are employed by Charter or one of its subsidiaries on February 25, 2005, one-third of your 750 shares of Restricted Stock, or 250 shares (rounded up to the nearest whole share in the case of fractional shares), will vest on that date. If you are employed by Charter or one of its subsidiaries on February 25, 2006, another 250 shares will vest on that date. If you are employed by Charter or one of its subsidiaries on February 25, 2007, the remaining shares will vest on that date.

      For the nine employees currently employed at the level of senior vice president or above who hold stock options that are eligible for exchange, one-half of your shares of Restricted Stock will vest in accordance with the three-year vesting schedule described above. The other one-half of your shares of Restricted Stock will be performance shares and will vest based upon our achieving certain financial results over a three-year period relative to two financial targets. These financial performance targets are the achievement of specific percentage growths in revenue and unlevered free cash flow by Charter (on a consolidated basis), each as measured over a three year period.

      Even if your options are currently vested, the Restricted Stock you receive pursuant to the Offer will be subject to the vesting requirements described above. See Section 8.

Q.21.     What are performance shares?

      Performance shares are similar to restricted shares in that an employee who receives performance shares holds actual shares of our Class A common stock, which are subject to forfeiture and restrictions on transfer until the restrictions lapse, at which time the shares “vest.” Like restricted shares, once performance shares have vested, they may be transferred or sold as the holder desires, subject to applicable securities laws, our securities trading policies and payment of withholding taxes and applicable commissions. Performance shares are different from restricted shares in that performance shares vest according to the achievement of certain performance objectives (in this case, at the end of a three-year period), rather than the lapse of specific periods of time. However, because performance shares and restricted shares are very similar to one another, when we refer to restricted shares or Restricted Stock in this Offer to Exchange we also mean performance shares, unless we point out a pertinent difference to you.

      If you are one of nine employees currently at a level of senior vice president or above who hold stock options that are eligible for exchange, one-half of the shares you receive will be shares of Restricted Stock that vest over time and one-half of the shares you receive will be performance shares that vest upon the attainment of certain performance objectives. For all other employees, all of the shares you receive in the exchange will be shares of Restricted Stock. See Section 8.

Q.22.     What are the other restrictions on the Restricted Stock?

      In general, you will forfeit the Restricted Stock you receive in the exchange if you cease employment with us or our subsidiaries before it vests, other than because of death, disability or retirement (the latter two terms as defined in the 2001 plan). Until the Restricted Sock vests, it may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of. The forfeiture provisions, transfer restrictions and other terms of the Restricted Stock you will receive in exchange for your tendered options will be set forth in a Restricted Stock Agreement entered into between you and us, sample forms of which are enclosed with this Offer to Exchange (one for employees at the level of senior vice president and above who will receive performance shares and the other for all other employees). The Restricted Stock will also be subject to the terms of the 2001 plan. You should read the applicable form of Restricted Stock Agreement carefully before deciding whether to tender your options because you will be required to sign it if you are issued Restricted Stock pursuant to this Offer.

      You will not receive a stock certificate for the Restricted Stock until after the Restricted Stock has vested. Until then, the Restricted Stock will be held in the custody of our transfer agent, Mellon. Once the Restricted Stock has vested, the stock will no longer be subject to forfeiture and will be free of the terms, conditions and restrictions contained in the Restricted Stock Agreement. However, we will not deliver certificates for any restricted shares to you on your vesting dates or upon the occurrence of any of the other applicable vesting conditions if you have failed to execute and return your Restricted Stock Agreement to us.

      After the Restricted Stock vests, you will, as always, need to comply with applicable securities laws and, if applicable, our securities trading policies, including our “trading window” policy (which generally applies only to officers and directors), when you sell any of your shares of our Class A common stock. See Section 8.

Q.23.     Are there any exceptions to the vesting schedule?

      If your employment with us or our subsidiaries terminates due to your death, disability or retirement (the latter two terms as defined in the 2001 plan), you will automatically be vested on your termination date in 100% of your Restricted Stock, but not your performance shares. You will also automatically be vested on your termination date in 100% of your Restricted Stock, but not your performance shares, if, during the 12 months following a “change of control” (as defined in the 2001 plan), Charter or any of its subsidiaries terminates your employment other than for “cause” or your employment terminates for “good reason” (each as defined in the 2001 plan), subject to the excess parachute payment tax rules described in Section 13). In addition, if your employment with Charter or any of its subsidiaries terminates and you are entitled under an agreement with Charter or any of its subsidiaries to receive severance or other similar payments, your Restricted Stock (but not your performance shares) will continue to vest pursuant to its terms for so long as you continue to receive such severance or other payments, provided that you have signed a release of claims in a form acceptable to Charter.

      Vesting of your performance shares will also be affected under these circumstances, but in a different manner. If your employment with us or our subsidiaries terminates due to your death, disability or retirement (the latter two terms as defined in the 2001 plan), you will vest in a pro rata portion of your performance shares (as discussed more fully below) if the performance objectives are ultimately satisfied at the end of the three-year performance period. If, during the 12 months following a “change of control” (as defined in the 2001 plan), Charter or any of its subsidiaries terminates your employment other than for “cause” or your employment terminates for “good reason” (each as defined in the 2001 plan), you will also automatically be vested on your termination date in all or a portion of your performance shares based on our projected performance with respect to the performance objectives through the end of the three-year performance period (as discussed more fully below), subject to the excess parachute payment tax rules described in Section 13.

      See Section 8.

Q.24.     What if I intend to retire or quit in the next three years?

      If you intend to leave the employ of us or one of our subsidiaries, other than pursuant to retirement (again, as defined in the 2001 plan), before your Restricted Stock vests, you should carefully consider whether to participate in the Offer. Your retirement is a “retirement” under the 2001 plan if the following conditions are satisfied:

•	You are at least 55 years old at the time you retire;

•	You have been an employee of Charter or any of its subsidiaries for at least one year; and

•	The sum of your age plus your number of years of employment with Charter or any of its subsidiaries is at least 70.

      Retirement will also affect vesting of performance shares you may receive. See Question 23 in this summary term sheet.

      Your options currently may be fully or partially vested. If you do not exchange them, you may be able to exercise your vested options for a period of time after your employment ends (as specified in your stock option agreement(s)). If you participate in the Offer and exchange vested options for Restricted Stock, the options you tender for exchange will be cancelled and you will forfeit any shares of Restricted Stock that have not vested at the time your employment ends. See Section 8.

Q.25.     Am I entitled to exercise any rights of ownership of Restricted Stock while the stock is subject to a restriction or similar condition?

      Yes. You will have voting and other stockholder rights with respect to any Restricted Stock you receive in the Offer as of the date we issue your Restricted Stock. In addition, we will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders. Historically, we have not paid dividends. However, if we elect to pay dividends during the time that you hold your Restricted Stock, you will have the right to receive that dividend unless we elect to defer payment of dividends until your Restricted Stock vests as permitted under the 2001 plan. See Section 8.

Q.26.     What is the source of the Restricted Stock that will be used to exchange my options?

      Regardless of the plan pursuant to which your options were granted, the Restricted Stock issued in exchange for options tendered pursuant to the Offer will be issued under the 2001 plan, and it will be drawn from the pool of Class A common stock currently authorized for issuance under that plan. All options tendered in the Offer and accepted by us for exchange will be cancelled, which will provide additional stock for future awards under the 2001 plan. See Section 8 and Section 11.

Q.27.     What happens to my Restricted Stock versus my existing stock options if my employment terminates?

      The following chart illustrates the consequences of termination of your employment on the vesting of Restricted Stock that you receive in exchange for cancellation of tendered options as compared to your existing stock options. The terms set forth in the chart represent the general terms of the options that we have granted under the plans. Approximately 27% of our outstanding options were granted under the 1999 plan and approximately 73% were granted under the 2001 plan. However, your individual stock option agreement(s) may contain provisions which may be more or less favorable than the general terms described here. You should review your existing stock option agreement(s) carefully. See Section 8.

	Options Granted	Restricted Stock
	Under 1999 Plan	(Other than
Reason for Termination	and 2001 Plan	Performance Shares)	Performance Shares

Termination for cause	Unexercised options are cancelled.	Unvested shares are cancelled.	Unvested shares are cancelled.

Termination other than for cause, including voluntary resignation	Vested options are exercisable for 60 days after termination and unvested options are cancelled, except that vesting continues while option holders receive severance payments and exercisability continues until 60 days after severance payments cease.	Unvested shares are cancelled, except that vesting continues while holders receive severance payments.	Unvested shares are cancelled.

Death or disability	Vesting accelerates and all options become fully vested. Vested options are exercisable for one year after death or disability in the case of the 1999 plan and two years in the case of the 2001 plan.	Vesting accelerates and all shares of Restricted Stock become fully vested.	Unvested shares remain outstanding and, if performance objectives are subsequently met, a pro rated number of the unvested shares will vest. The proration factor will be calculated by dividing the number of full months worked by the holder after grant and prior to termination by 36 (the number of months in the three-year performance period).

	Options Granted	Restricted Stock
	Under 1999 Plan	(Other than
Reason for Termination	and 2001 Plan	Performance Shares)	Performance Shares

Retirement	Vesting accelerates and all options become fully vested. Vested options are exercisable for 90 days after termination in the case of the 1999 plan and two years in the case of the 2001 plan.	Vesting accelerates and all shares of Restricted Stock become fully vested.	Unvested shares remain outstanding and, if performance objectives are subsequently met, a pro rated number of the unvested shares will vest. The proration factor will be calculated by dividing the number of full months worked by the holder after grant and prior to termination by 36 (the number of months in the three-year performance period).

Q.28.     What happens to my Restricted Stock versus my existing stock options if there is a change of control of Charter?

      Both of the plans contain specific provisions which apply in the event of a “change of control” (as defined in each plan) of Charter.

      Acceleration of Vesting. Eligible options that were granted under the 1999 plan generally provide for immediate vesting in the event of a “change of control” (as defined in the 1999 plan), subject to the excess parachute payment tax rules described in Section 13. Eligible options that were granted under the 2001 plan to employees of Charter or any of its subsidiaries generally provide for immediate vesting upon termination by Charter or its subsidiaries of the option holder’s employment other than for “cause” or termination of the option holder’s employment for “good reason,” in each case during the 12 months following a “change of control” (each as defined in the 2001 plan), subject to the excess parachute payment tax rules described in Section 13. Your individual stock option agreement(s) may or may not be more favorable than the general terms described here. You should review your existing stock option agreement(s) carefully.

      Pursuant to the terms of the 2001 plan, and similar to the treatment of eligible options granted under the 2001 plan, subject to the excess parachute payment tax rules described in Section 13, shares of Restricted Stock (other than performance shares) that you receive in exchange for cancellation of tendered eligible options will immediately vest if Charter or any of its subsidiaries terminates your employment other than for “cause” or your employment terminates for “good reason,” in each case during the 12 months following a “change of control” (each as defined in the 2001 plan). Under these same circumstances, your performance shares will immediately vest based on our projected performance with respect to the performance objectives, determined by assuming that our performance from the date of grant of the performance shares through the end of the month prior to your termination date had continued through the end of the three-year performance period.

      Treatment of Options and Restricted Stock in the Event of a Change of Control. In addition to the vesting acceleration described above, in the event of a change of control, each of the plans permits the plan administrator, in its discretion, to shorten the period during which options are exercisable, arrange to have the surviving or successor entity assume the options or grant replacement options or cancel the options upon payment to the option holders in cash of a specified amount with respect to the vested portions of the options. The plan administrator will have similar rights with respect to shares of Restricted Stock in the event of a change of control. See Section 8.

      Adjustment of Performance Objectives in the Event of a Change of Control. The form of Restricted Stock Agreement for tendering holders at the level of senior vice president or above who will receive performance shares will provide that the performance objectives for the performance shares will be subject to equitable adjustment in the event of a change of control to take into account the impact, if any, of the change of control on those objectives.

Q.29.     What risks should I consider in deciding whether to exchange my eligible options?

      Tendering your options for exchange does have some risks, particularly the risks that:

•	the price of our Class A common stock may increase and your Restricted Stock may end up being worth less than the options you exchange (in other words, if the price of our Class A common stock increases to a price that exceeds the exercise price of the options you tendered, your options, if you had not tendered them, might have ended up worth more than the Restricted Stock you receive);

•	even if the options you tender were vested, you would forfeit some or all of your Restricted Stock if you cease employment with us or our subsidiaries before your shares of Restricted Stock vest (other than due to death, disability or retirement); and

•	you may not be able to take advantage of increases in the price of our Class A common stock because you cannot sell your shares of Restricted Stock until they vest, even if the options you tender were vested or would have vested sooner than the Restricted Stock vests. In addition, you may be further limited to selling your shares of Restricted Stock during certain trading windows established by Charter’s trading window policy.

      In deciding whether to participate in the Offer, you should consider these risks, as well as the various risks that are a part of our and our subsidiaries’ business. Such risks include, but are not limited to, our ability, together with our subsidiaries, to sustain and grow revenues and cash from operations, customer demand and growth, competition from other service providers, our and our subsidiaries’ ability to comply with covenants under our and their indebtedness, pending and future dispositions, perceptions of the financial community and rating agencies of our consolidated business, operations, financial condition and the industry in which we and our subsidiaries operate, the regulatory environment in which we and our subsidiaries operate, general economic conditions, other risks and uncertainties inherent in our and our subsidiaries’ business and other factors described in our filings with the SEC. You should talk to your personal advisors regarding these and other risks. See Section 9.

      In addition, you should carefully review the information about us in Section 9 and Section 16 of this Offer to Exchange, which information includes a description of our consolidated business, certain financial information and an explanation of where you can find additional information about Charter. You should talk to your personal advisors about this information.

Q.30.     May I tender options that I have already exercised?

      No. The Offer only applies to unexercised options and does not apply to shares. If you have exercised an eligible option in part, the option is outstanding only to the extent of the unexercised portion. If you have submitted an exercise notice for an option prior to the date the Offer expires, that option is not eligible for the Offer, whether or not you have received confirmation of exercise for the shares that you have purchased. If that exercise notice covers only a portion of an otherwise eligible option, you may still tender the portion of the option that has not been exercised. See Section 1.

Q.31.     Will the options that I have already exercised be considered in determining whether I will receive shares of Restricted Stock or cash in the exchange?

      No. The determination of whether you will receive shares of Restricted Stock or a cash payment in this Offer is based on the deemed aggregate number of shares of Restricted Stock that you would receive in exchange for your eligible options that you tender and that are accepted for cancellation in the Offer. Because you cannot tender options that you have already exercised, those previously exercised options will not affect the determination of whether you will receive Restricted Stock or cash in this Offer. See Section 1.

Q.32.     May I tender options that I have transferred to a family member or to a trust in connection with my estate plan?

      Your individual stock option agreement(s) may permit you to transfer options to a family member or a trust that you have established exclusively for members of your family to the extent that such transfer was in connection with your estate plan (we refer to this as an “estate planning transfer”). If so, and if you elect to participate in the exchange, your tender of eligible options must include any eligible options that you have so transferred in an estate planning transfer. If you elect to tender all of the eligible options that have been granted to you, you will be representing to us that you have the full authority to tender any eligible options that you have transferred in an estate planning transfer. It is your responsibility to obtain that authority from the family member or trust to which the eligible options were transferred before electing to participate in the Offer. If the eligible options you have transferred in an estate planning transfer are not tendered, you may not participate in the Offer and any otherwise eligible options that you tender will not be accepted for exchange. See Section 1.

Q.33.     Will I be eligible to receive future option grants if I tender my eligible options for exchange?

      Your decision to accept or reject the Offer will not impact your future compensation in any way. Your acceptance or rejection of the Offer also will not affect whether you will receive stock or option grants in the future. See Section 9.

Miscellaneous

Q.34.     Are there conditions to the Offer?

      There is no condition requiring the tender of a minimum number of eligible options in the aggregate by all eligible participants. However, the Offer is subject to a number of other conditions, as described in Section 6 of this Offer to Exchange and in the related election agreement.

Q.35.     When does the Offer expire? Can the Offer be extended, and if so, how will I be notified if it is extended?

      The Offer expires on February 20, 2004, at 5:00 p.m. Eastern Time, unless we extend it. See Section 1.

      Although we do not currently intend to do so, we may, at our discretion or as required, extend the Offer at any time. If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. Eastern Time on the next business day following the previously scheduled expiration of the Offer. We currently intend to communicate any such extension to you by email and press release, but we reserve the right to use other permissible means of announcement. See Section 14.

Q.36.     How do I tender my options?

      To participate in the Offer, you may elect to tender your eligible options (i) through the Charter Communications Exchange Program Web Site at www.corporate-action.net/charter, (ii) through the Charter Communications Exchange Program Telephone Election System at 1-866-716-5749 or (iii) by completing the election agreement that accompanies this Offer to Exchange, signing it, and sending it to Mellon, the exchange agent for the Offer. Mellon must receive your election by 5:00 p.m., Eastern Time, on the expiration date, or it will not be given effect. Election agreements not received by the deadline, even if sent before the deadline, will not be valid and will be disregarded. Please allow time for delivery when sending your election agreement. We may, in our discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if it is extended, for how long. Regardless of how you make your election, you can view your election on the Offer web site and print a page titled “Election Confirmation” as a receipt that will list the number of eligible options that you have tendered. If you make your election by mail or overnight delivery, the list of the eligible options that you have tendered will be updated on the Offer web site within two business days after Mellon actually receives your election agreement. If you make your election using the telephone election system, your election will show up on the Offer web site almost immediately.

      If you have a company email address, you will receive an email from us with instructions on how to access the Offer web site to review documents and tender eligible options electronically or through the telephone election system. The Offer web site will include further instructions on how to electronically accept the Offer and tender eligible options. Prior to confirming any tender of options on the Offer web site or the telephone election system, you will be asked to confirm that you have read and understand this Offer to Exchange, the related election agreement and the applicable form of Restricted Stock Agreement and that you agree to accept the terms of the Offer. If you do not have a company email address, you will receive materials at your mailing address of record which will contain instructions on how to access the Offer web site to review these documents and tender eligible options electronically and how to use the telephone election system to tender eligible options by telephone. In order to assist you in making an election on the Offer web site, certain Charter Communications offices will have a computer available during the tender period for employees who may not have computer access at work or at home.

      If you are not able to access the Offer web site or the telephone election system, you may tender options by completing and signing the election agreement and delivering it to Mellon, together with any other documents required by the election agreement, by U.S. mail or overnight delivery in accordance with the instructions set forth in Section 3 of this Offer to Exchange and the election agreement. We recommend that you keep a copy of your completed election agreement and all other documents. If you choose to mail your documents, we highly recommend that you send them by reputable overnight delivery service or by certified mail, return receipt requested. Charter will not be responsible for any lost mail. See Section 3.

Q.37.     Do I need to do anything if I do not want to exchange my options?

      No.     No action is required on your part if you do not want to exchange your eligible options. However, if you do wish to exchange your options, please see Section 3 of this Offer to Exchange, regarding procedures for tendering your options.

Q.38.     When and how can I withdraw previously tendered options?

      If you change your mind after you have tendered your eligible options, you may withdraw your tendered options at any time before 5:00 p.m. Eastern Time on February 20, 2004. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. In addition, if we have not accepted your tendered options for exchange and cancellation by 12:00 midnight Eastern Time on March 17, 2004, the 40th business day after the commencement of the Offer, your right to withdraw your tendered options will revive until we accept them for exchange and cancellation.

      You may withdraw your tendered options (i) through the Charter Communications Exchange Program Web Site at www.corporate-action.net/charter, (ii) through the Charter Communications Exchange Program Telephone Election System at 1-866-716-5749 or (iii) by completing a notice of withdrawal that accompanies this Offer to Exchange, signing it, and sending it to Mellon, the exchange agent for the Offer, at any time you still have the right to withdraw the tendered options. Your withdrawal will not be effective unless you make your election before your right to withdraw your tendered options expires. If you elect to withdraw your tendered options by delivering a notice of withdrawal by mail, this means that your withdrawal will not be effective unless Mellon receives your properly signed and dated notice of withdrawal before your right to withdraw your tendered options expires. Once you have withdrawn options, you may re-tender those options only by again following the delivery procedures described in Section 3 of this Offer to Exchange. See Section 4.

Q.39.     What happens if Charter’s stock price goes up during the Offer?

      If our stock price goes up significantly during the Offer, you may decide that you do not want to participate in the Offer. If the current price of our stock increases above the exercise price of some or all of your options, you may also want to exercise some of your vested options. If you want to exercise any of your vested eligible options, you can do so before you send us your election agreement. Once you have sent your election agreement, you will not be able to exercise your vested tendered options unless you first withdraw them from the Offer according to the procedures in Section 4 of this Offer to Exchange. See Section 1.

Q.40.     Under what circumstances would Charter not accept my eligible options?

      We reserve the right to reject any or all tenders of options that we determine were not properly tendered, are not in appropriate form or are unlawful to accept. See Section 3. Otherwise, subject to the conditions of the Offer set forth in Section 6 of this Offer to Exchange and to our rights to extend, delay, terminate and amend the Offer, we currently expect that we will accept all properly tendered options that are not validly withdrawn promptly after the expiration of the Offer. Any options that we do not accept for exchange and cancellation will remain outstanding and you will continue to hold them in accordance with their terms. See Section 5.

Q.41.     What do management and the board of directors think of the Offer?

      Although the board of directors has approved this Offer, neither management nor the board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender options. You should consult your personal investment and tax advisors if you have any questions about your financial or tax situation. See Section 2.

      We have been advised that most of our officers and eligible directors intend to tender options pursuant to the Offer. See Section 10.

Q.42.     What impact will the Offer have on Charter?

      We will take a compensation accounting charge in our consolidated financial statements equal to the amount paid in cash in connection with the exchange of eligible options. This accounting charge will be taken in the fiscal quarter in which the Offer is consummated, which is currently anticipated to be the first quarter of 2004. In addition, we will take a non-cash compensation accounting charge for the Restricted Stock we issue in the exchange. The accounting charge for the shares of Restricted Stock that are not performance shares will be spread ratably over the vesting period of the Restricted Stock. The accounting charge for the performance shares will also be spread ratably over the vesting period of the Restricted Stock, but will also take into account the likelihood of the performance shares vesting. Assuming that the share price of our Class A common stock on the grant date is $5.00, if all options that are eligible to participate in the Offer are tendered and accepted for exchange, we would have a cash compensation expense of approximately $5.3 million in the fiscal quarter the exchange is consummated and a non-cash compensation expense of approximately $11.7 million, which we would record ratably over the three-year vesting period. The higher the market value of our Class A common stock on the grant date, the greater the non-cash compensation expense we will record for financial reporting purposes. For Federal tax purposes, however, we and our subsidiaries will generally get the benefit of a deduction equal to the amount of compensation income that is recognized by tendering employees, both with respect to the cash payments and the shares of Restricted Stock. See Section 11.

Q.43.     Who should I contact if I have questions about the Offer?

      You should direct questions about this Offer or requests for assistance or for additional copies of this Offer to Exchange or the related election agreement to Mellon Investor Services LLC at 1-888-778-1316 or to Human Resources, Stock Option Exchange Program at Charter Communications, Inc. by email to stockoptions@chartercom.com.

THE OFFER

1.	Eligible Participants; Number of Shares of Restricted Stock; Amount of Cash Payment; Expiration Date.

      We are offering eligible employees of Charter and its subsidiaries the opportunity to exchange outstanding stock options with exercise prices of more than $10.00 per share that were granted under either of the plans for shares of Restricted Stock, or, in some cases, cash, as more fully described below. Outstanding options granted under the 2001 plan are exercisable for shares of our Class A common stock. Outstanding options granted under the 1999 plan are exercisable for membership units of Charter Communications Holding Company, LLC (referred to as “Charter Holdco”), which membership units would be automatically exchanged for shares of our Class A common stock upon exercise on a one-for-one basis pursuant to the terms of the 1999 plan. Options granted under either of the plans with an exercise price of $10.00 or less are not eligible for exchange pursuant to this Offer. We are making this Offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related election agreement.

      Eligible Participants. All employees, including executive officers, of Charter or one of its subsidiaries as of January 20, 2004 (the commencement date of the Offer) who continue to be employees through the date we accept their tendered options for exchange and cancellation are eligible to participate in the Offer. If you are receiving severance or other similar payments from Charter or any of its subsidiaries but are not currently employed by Charter or any of its subsidiaries, you are not eligible to participate in the Offer. Members of our board of directors who are not also employees of Charter or any of its subsidiaries also are not eligible to participate in the Offer.

      If you are currently an employee on a personal leave of absence or a medical, maternity, worker’s compensation, military or other statutorily protected leave of absence, you are eligible to participate in the Offer. If you resign your employment with, or if your employment is terminated for any reason by, Charter or any of its subsidiaries at any time before we accept your tendered options for exchange and cancellation (and if you are not moving to another position with Charter or any of its subsidiaries), you are not eligible to participate in the Offer. In this case, we will return any eligible options that you tendered to you and they will be treated as if they had not been tendered and you will not receive any shares of Restricted Stock or cash for your options.

      These rules apply regardless of the reason your employment terminates, including voluntary resignation, involuntary termination, death or disability.

      Number of Shares of Restricted Stock; Amount of Cash Payment. If you elect to participate in the Offer, you will receive shares of Restricted Stock or cash, as described below, in exchange for tendered options that we accept. The number of shares of Restricted Stock to be issued to you in exchange for cancellation of the eligible options you tender will be determined as follows:

•	If the exercise price of the options you tender is $18.00 or more per share, one (1) share of Restricted Stock will be issued for every ten (10) shares issuable upon exercise of the tendered options.

•	If the exercise price of the options you tender is $14.00 or more but less than $18.00 per share, one (1) share of Restricted Stock will be issued for every seven (7) shares issuable upon exercise of the tendered options.

•	If the exercise price of the options you tender is more than $10.00 but less than $14.00 per share, one (1) share of Restricted Stock will be issued for every five (5) shares issuable upon exercise of the tendered options.

We will not issue any fractional shares of Restricted Stock. If these exchange ratios would result in the issuance of fractional shares, fractional shares will be rounded to the nearest whole number of shares.

      If you would receive more than 400 shares of Restricted Stock, we will issue to you shares of Restricted Stock in exchange for cancellation of your tendered options. If you would receive 400 or fewer shares of Restricted Stock, then we will instead pay you cash. The amount of cash you will receive will be determined by multiplying the aggregate number of shares of Restricted Stock you would otherwise receive in exchange for cancellation of your tendered options (based on the ratios above) by $5.00. Any applicable withholding taxes or charges will be withheld from the cash payment and paid to the applicable tax authority, as permitted or required by law. See Section 13 of this Offer to Exchange for more detailed information regarding withholding taxes.

      If you receive shares of Restricted Stock in exchange for cancellation of tendered options, the shares of Restricted Stock you receive will vest over a three-year period, with one-third of your shares of Restricted Stock vesting on each of the first three anniversaries of the date that we accept your tendered options for exchange. If you are one of the nine individuals currently employed at a level of senior vice president or above who hold stock options that are eligible for exchange, one-half of your shares will vest in accordance with the three-year vesting schedule described above, while the other one-half of your shares of Restricted Stock will be performance shares and will vest upon achievement of certain performance objectives described in this Offer to Exchange. Because Restricted Stock and performance shares are very similar to one another, when we refer to restricted shares or Restricted Stock in this Offer to Exchange we also mean performance shares, unless we point out a pertinent difference to you. See Section 8 of this Offer to Exchange for more detailed information about the terms of the Restricted Stock and the performance shares.

      If you accept this Offer with respect to any eligible options that you hold, you must tender all of your eligible options (that is, all of your options granted under either of the plans with an exercise price of more than $10.00 per share). Your individual stock option agreement(s) may permit you to transfer options to a family member or a trust that you have established exclusively for members of your family to the extent that such transfer was in connection with your estate plan (we refer to this as an “estate planning transfer”). If so, and if you elect to participate in the exchange, your tender of eligible options must include any eligible options that you have so transferred in an estate planning transfer. If you elect to tender all of the eligible options that have been granted to you, you will be representing to us that you have the full authority to tender any eligible options that you have transferred in an estate planning transfer. It is your responsibility to obtain that authority from the family member or trust to which the eligible options were transferred before electing to participate in the Offer. If the eligible options you have transferred in an estate planning transfer are not tendered, you may not participate in the Offer and any otherwise eligible options that you tender will not be accepted for exchange.

      The personalized summary of your options provided with this Offer to Exchange lists the eligible and ineligible options you held when we commenced the Offer. If our stock price increases significantly during the Offer, you may decide that you do not want to participate in the Offer. If our stock price increases above the exercise price of some or all of your options, you may also want to exercise some of your vested options. If you want to exercise any of your vested eligible options, you can do so before you send us your election agreement and we will automatically deduct them from the eligible options listed on your personalized summary. Once you have sent your election agreement, you will not be able to exercise your tendered options unless you first withdraw them from the Offer in accordance with Section 4 of this Offer to Exchange. If you withdraw your tendered options, exercise some of them and want to exchange the rest, you can do so by again following the tender procedures in Section 3 of this Offer to Exchange.

      As of December 31, 2003, options to purchase 47,882,365 shares of Class A common stock were issued and outstanding under the 1999 plan and the 2001 plan. Of these outstanding options, options to purchase 22,929,573 shares of Class A common stock are held by eligible participants and have exercise prices above $10.00 per share. The shares of Class A common stock issuable upon exercise of eligible options held by eligible participants as of December 31, 2003 represent approximately 48% of the total number of shares of Class A common stock issuable upon exercise of all options outstanding under the 1999 plan and the 2001 plan as of such date.

      There are important tax consequences upon the payment of the cash payment, the vesting of the Restricted Stock and the making of a Section 83(b) election. These tax consequences are described in more detail in Section 13 of this Offer to Exchange.

      If you do not participate in the Offer, your options will remain outstanding in accordance with their terms, subject to the termination provisions contained in your applicable stock option agreement(s) with us. The Offer will not result in any change to the exercise price(s) or other terms of your options.

      Expiration Date. The “expiration date” of the Offer is 5:00 p.m. Eastern Time on February 20, 2004. However, if in our discretion, we extend the period of time during which the Offer will remain open, the term “expiration date” shall refer to the latest time and date at which the Offer, as so extended, expires. See Section 14 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the Offer.

      For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.

2.     Purpose of the Offer.

      We are committed to the concept of employees as owners because we believe that it helps us attract and retain the very best people. We issued the options under the plans to provide our and our subsidiaries’ employees an opportunity to acquire or increase a proprietary interest in Charter, thereby encouraging them to devote their abilities and industry to the success of Charter’s business enterprise and to continue their employment with us or our subsidiaries.

      A considerable number of our and our subsidiaries’ employees are holding options that have exercise prices that are significantly higher than the current and recent market price of our Class A common stock. Thus, at their current exercise prices, many of our outstanding options are not achieving the purposes for which they were intended. By making this Offer to exchange outstanding eligible options for Restricted Stock, we hope to provide a substituted incentive that is meaningful to you. For those employees who would receive 400 or fewer shares, we concluded that a cash payment was more meaningful and administratively convenient for both you and us. In addition, since the shares of Class A common stock underlying options that are exchanged in this Offer will be returned to the pool of shares available for issuance under the 2001 plan, we expect that our ability to provide better incentives to our and our subsidiaries’ employees to remain with us and our subsidiaries and more closely align the interests of our and our subsidiaries’ employees with those of our stockholders in maximizing stockholder value will improve as a result of this Offer.

      We are making this Offer to Exchange rather than repricing your options because we do not believe that repricing your options is fair to our stockholders. We believe that this Offer to Exchange recognizes your contributions, but also requires ongoing efforts and improved stock performance as expected by our stockholders. We also determined to make this Offer to Exchange rather than grant you additional options because our board of directors concluded that it is appropriate to reduce the over-all use of stock options and to more specifically focus their use. The board of directors considered recent trends in market compensation and the negative view by segments of the investment community toward large grants of stock options. In addition, we believe a grant of additional options across a broad base inappropriately dilutes our existing stockholders and is inconsistent with our planned use of options in our long-term incentive programs.

      Although our board of directors has approved this Offer, it recognizes that the decision to accept is an individual one that should be based on a variety of factors. Accordingly, we urge you to evaluate carefully all of the information in this Offer to Exchange and to consult with your personal advisors if you have questions about your financial or tax situation. Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You must make your own decision whether to tender your options for exchange.

3.     Procedures for Tendering Options.

      Proper Tender of Options. If you decide to tender your eligible options, your properly completed election agreement must be RECEIVED by Mellon, the exchange agent for the Offer, by 5:00 p.m., Eastern

Time, on February 20, 2004 (or such later time and date if we extend the Offer). Your election must be made in one of the following ways:

•	By Internet. Employees may elect to tender eligible options by properly completing the election agreement through the Charter Communications Exchange Program Web Site. The Exchange Program Web Site includes instructions on how to elect to tender your eligible options. You may access the Charter Communications Exchange Program Web Site at www.corporate-action.net/charter. In order to assist you in making an election on the Exchange Program Web Site, certain Charter Communications offices will have a computer available during the tender period for employees who many not have computer access at work or at home.

•	By Telephone. Employees may elect to tender eligible options through the Charter Communications Exchange Program Telephone Election System. The telephone election system includes instructions on how to elect to tender your eligible options. You may access the telephone election system 24 hours a day, seven days a week, through any touch-tone telephone by dialing 1-866-716-5749.

•	By Mail. Employees may elect to tender eligible options by delivering their properly completed and duly executed election agreement by mail to the following address:

Mellon Investor Services LLC

Attn: Reorganization Department
Post Office Box 3301
South Hackensack, NJ 07606

•	By Overnight Delivery Service. Employees may elect to tender eligible options by delivering their properly completed and duly executed election agreement by overnight delivery service to the following address:

Mellon Investor Services LLC

Attn: Reorganization Department
85 Challenger Road
Mail Stop — Reorg.
Ridgefield Park, NJ 07660

      WE ENCOURAGE you to make your election through the Exchange Program Web Site, which we also refer to sometimes as the “Offer web site”, or the telephone election system, to eliminate the need to deliver your written election agreement to Mellon. If you are not able to access the Offer web site or telephone election system, you may transmit your election agreement by overnight delivery, in which case we recommend that you use a reputable overnight delivery service, or by mail, in which case we recommend that you use certified mail, return receipt requested, and that you allow ample time for delivery. If we do not receive your election agreement from you prior to the expiration of the Offer, we will not accept your options for exchange. Depositing your election agreement in the mail or for overnight delivery, or initiating (but not completing) a submission on the Offer web site or through the telephone election system, before the deadline is not enough. We must actually receive your electronic, telephonic or written election agreement by the deadline in order for your options to be validly tendered.

      You may find it convenient to complete and return the required election agreement electronically on the Offer web site or through the telephone election system. You will receive a notice (via email if you have a company email address or regular mail if you do not) with instructions on how to access the Offer web site to review documents and tender eligible options electronically or through the telephone election system. The Offer web site will include further instructions on how to electronically accept the Offer and tender eligible options. Prior to confirming any tender of options on the Offer web site or the telephone election system, you will be asked to confirm that you have read and understand this Offer to Exchange, the related election agreement and the applicable form of Restricted Stock Agreement and that you agree to accept the terms of the Offer.

      Regardless of the method you use to make your election to tender your eligible options, you can visit the Offer web site and print the page entitled “Election Confirmation” as a receipt that will list the number of eligible options that you have tendered or you can contact a Mellon Customer Service Representative at 1-888-778-1316. If you make your election by mail or overnight delivery, the list of the eligible options that you have tendered will be updated on the Offer web site within two business days after Mellon actually receives your election agreement. If you make your election using the telephone election system, your election will show up on the Offer web site almost immediately.

      If you have a company email address, you will receive an email conformation of your tender after the expiration of the Offer. If you do not have a company email address, you will receive the confirmation of your election agreement by regular mail. Any confirmation of receipt will only confirm that your submission was received and is not an acceptance of your options for exchange unless otherwise stated in the confirmation. If you do not receive a confirmation of receipt of your tender, you can contact Stock Option Exchange Program at Charter Communications, Inc. by email at stockoptions@chartercom.com at any time to confirm that your election agreement has been received.

      The confirmation we send you after the expiration of the Offer will also advise you whether we have accepted your eligible tendered options for exchange and cancellation pursuant to the terms of the Offer. Acceptance procedures and conditions are discussed in more detail below in this Offer to Exchange under the heading “Acceptance of Options for Exchange and Cancellation; Issuance of Restricted Stock and Payment of Cash.”

      The method of delivery of election agreements, as well as notices of withdrawal delivered pursuant to Section 4 of this Offer to Exchange, is at the election and risk of the tendering or withdrawing option holder. If delivery is by mail, we recommend that you use a reputable overnight delivery service or certified mail, return receipt requested and that you allow ample time for delivery. Please keep a copy of all documents. Charter will not be responsible for any lost mail.

      Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the form of documents, the number of shares subject to eligible options, the number of shares of Restricted Stock to be issued or amount of cash to be paid in exchange for tendered options and the validity, form, eligibility (including time of receipt) and acceptance of election agreements, notices of withdrawal and tenders of options. Our determinations regarding these matters will be final and binding on all parties. We reserve the right to reject any or all election agreements, notices of withdrawal or options tendered for exchange to the extent we determine that they were not properly completed or delivered, that they are not in appropriate form or that it is unlawful to accept the tendered options. We also reserve the right to waive any or all of the conditions of the Offer or any defect or irregularity in any election agreement, notice of withdrawal or tender with respect to any particular option or any particular option holder. No options will be deemed to have been properly tendered for exchange until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any eligible options, and no one will be liable for failing to give any such notice.

      Our Acceptance Constitutes an Agreement. Your tender of eligible options pursuant to the procedures described above and in the election agreement will constitute your acceptance of the terms and conditions of the Offer. Our acceptance of eligible options that you tender for exchange and cancellation pursuant to the Offer will constitute a binding agreement between you and us upon the terms and subject to the conditions of the Offer.

4.	Withdrawal Rights.

      You may withdraw your tendered options only in accordance with the procedures set forth in this Section 4.

      You may withdraw your tendered options at any time before 5:00 p.m. Eastern Time on the expiration date of the Offer. In addition, if we have not accepted your tendered options for exchange and cancellation by 12:00 midnight Eastern Time on March 17, 2004, the 40th business day after the commencement of the Offer, you will again have the right to withdraw your tendered options until we accept them for exchange and cancellation.

      At any time you still have the right to do so, you may withdraw your tendered options (i) through the Charter Communications Exchange Program Web Site at www.corporate-action.net/charter, (ii) through the Charter Communications Exchange Program Telephone Election System at 1-866-716-5749 or (iii) by completing a notice of withdrawal that accompanies this Offer to Exchange, signing it, and sending it to Mellon at the address set forth in Section 3 of this Offer to Exchange. Your withdrawal will not be effective unless you make your election before your right to withdraw your tendered options expires. If you elect to withdraw your tendered options by delivering a notice of withdrawal by mail or overnight delivery, this means that your withdrawal will not be effective unless Mellon receives your properly signed and dated notice of withdrawal before your right to withdraw your tendered options expires. You can visit the Offer web site or call Mellon during the exchange period at 1-888-778-1316 to confirm that your notice of withdrawal has been received. As set forth in Section 3 of this Offer to Exchange, the method of delivery of a notice of withdrawal is at the election and risk of the withdrawing option holder.

      If you want to withdraw options that you previously tendered, you must withdraw all of your tendered options. This includes any options you tendered that had been transferred by you in an estate planning transfer. Accordingly, if your tender included eligible options that had been transferred in an estate planning transfer and you decide to withdraw your tendered options, you will be required to represent to us that you have the full authority to withdraw those tendered options. It is your responsibility to obtain full authority from the family member or trust to which the eligible options were transferred before electing to withdraw your tendered options.

      You may not rescind any withdrawal and all options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer unless you properly re-tender those options. If, after withdrawal, you want to re-tender eligible options for exchange, you must re-tender all of your eligible options before the expiration date of the Offer by following the procedures described in Section 3 of this Offer to Exchange.

      Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal or new election agreement, and no one will be liable for failing to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal and new election agreements. Our determinations regarding these matters will be final and binding.

5.	Acceptance of Options for Exchange and Cancellation; Issuance of Restricted Stock and Payment of Cash.

      On the terms and subject to the conditions of this Offer, and subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept for exchange and cancel all properly tendered eligible options that are not validly withdrawn before the expiration date. Subject to our right to delay the acceptance and cancellation of eligible options tendered for exchange, we expect to accept such properly tendered eligible options that are not withdrawn promptly. If we do not accept options that you tender for exchange, you will not receive any Restricted Stock or cash payment. You will continue to hold your options in accordance with their terms.

      For purposes of the Offer, we will be deemed to have accepted for exchange eligible options that are validly tendered and not properly withdrawn if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by email, press release or other permitted means. If you will receive shares of Restricted Stock in the exchange, those shares will be granted to you as of the date of our acceptance. When we accept for exchange and cancel your tendered options, you will have no further rights with respect to those cancelled options and the stock option agreement(s) evidencing such cancelled options will be deemed null and void. As promptly as practicable after we accept tendered options for exchange and cancellation, we will send each tendering option holder a notice indicating the number of shares subject to the tendered options that we have accepted and cancelled and the number of shares of Restricted Stock to be issued or the amount of cash to be paid, as applicable, in exchange for such tendered options. We expect to deliver cash payments to option holders who are entitled to receive such payments in exchange for cancellation of their tendered options promptly following the expiration of the Offer. We expect to process the cash payments through the normal payroll system. Applicable withholding taxes will be withheld from the cash payments. As promptly as practicable after the grant date (which is the date that we accept your tendered options for exchange), each of you who will receive shares of Restricted Stock in the exchange will be able to access your Restricted Stock Agreement (in the applicable form enclosed with this Offer to Exchange but with all the blanks filled in) on the E*Trade website. You will be able to agree to the terms of the Restricted Stock Agreement electronically on the E*Trade website. If you cannot access the E*Trade website, then, upon your request, we will send you your Restricted Stock Agreement (in the applicable form enclosed with this Offer to Exchange but with all the blanks filled in). You must then promptly sign and return the agreement. The Restricted Stock Agreement will be effective from and as of the grant date.

      To receive shares of Restricted Stock or cash in exchange for tendered options, you must remain an employee of Charter or one of its subsidiaries through the date we accept your tendered options for exchange and cancellation. If you resign, or if your employment is terminated for any reason after you tender eligible options but before the expiration date of the Offer, your tendered options will automatically be withdrawn from the Offer. If you resign, or if your employment is terminated by Charter or any of its subsidiaries for any reason after you tender eligible options and after the expiration date of the Offer but before we accept your tendered options for exchange and cancellation, your options will not be exchanged. In both cases, we will return your options to you and they will be treated as if they had not been tendered. You will not receive any shares of Restricted Stock or cash for your options. The options will remain outstanding in accordance with their terms, subject to the termination provisions contained in your applicable stock option agreement(s) with us.

      The foregoing requirements apply regardless of the reason your employment terminates, including voluntary resignation, involuntary termination, death or disability.

      If you tender eligible options and in exchange you would receive a cash payment and you resign, or if your employment is terminated by Charter or any of its subsidiaries for any reason after we have accepted your tendered options for exchange and cancellation but before we deliver your cash payment, you will still receive your cash payment. However, if you tender eligible options in exchange for shares of Restricted Stock and resign or if your employment is terminated by Charter or any of its subsidiaries for any reason, other than due to death, disability or retirement, after we have accepted your tendered options for exchange and cancellation but before we issue your Restricted Stock, you will not be entitled to receive shares of Restricted Stock because the shares would not have vested before your termination and, as a result, would be forfeited. In this event, you would not be entitled to get your cancelled options back or receive payment or any other consideration for your cancelled options.

      We use the terms “disability” and “retirement” in this Offer to Exchange as they are defined in the 2001 plan. Under the 2001 plan, unless the term is otherwise defined in an employment agreement between you and us or one of our subsidiaries, “disability” means a physical or mental infirmity which impairs your ability to perform substantially your job duties and for which you are also receiving benefits under our long-term disability plan, if any, then in effect. Your retirement is a “retirement” under the 2001 plan if the following conditions are satisfied:

•	You are at least 55 years old at the time you retire;

•	You have been an employee of Charter or any of its subsidiaries for at least one year; and

•	The sum of your age plus your number of years of employment with Charter or any of its subsidiaries is at least 70.

      This Offer does not change the “at-will” nature of your employment with Charter or its subsidiaries and participation in the Offer does not confer upon you the right to remain employed by Charter or its subsidiaries. Subject to the requirements of local law, we and our subsidiaries or you may terminate your employment at any time, including prior to the issuance of shares of Restricted Stock and prior to making the cash payment, for any reason, with or without cause.

6.	Conditions of the Offer.

      Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate, extend or amend the Offer and may, subject to Rule 13e-4(f)(5) and Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (referred to as the “Securities Exchange Act”), postpone our acceptance and cancellation of any options tendered for exchange, if at any time on or prior to the expiration date of the Offer any of the following events has occurred, or has been deemed by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise to the event, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with acceptance and cancellation of options tendered for exchange:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, the issuance of new shares of Restricted Stock, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Charter or any of our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

(b) any action shall have been threatened, pending or taken, or any approval shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or to us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(1) make the acceptance for exchange of, or issuance of shares of Restricted Stock or payment of cash for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

(2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new shares of Restricted Stock or pay cash for, some or all of the tendered options;

(3) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Charter or any of our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries; or

(4) materially impair our ability to provide our and our subsidiaries’ employees with compensation and incentives by decreasing the value of the Restricted Stock or otherwise.

(c) there shall have occurred:

(1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(3) the commencement of a war, armed hostilities or other international or national crisis or terrorist action directly or indirectly involving the United States;

(4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

(5) any significant change in the market price of shares of our Class A common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Charter or our subsidiaries or on the trading in our Class A common stock or on the achievement of the purposes of the Offer;

(6) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Charter or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

(7) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(8) any decline in either the Dow Jones Industrial Average, The Nasdaq Stock Market’s National Market or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on January 15, 2004;

(d) a tender or exchange offer with respect to some or all of our Class A common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(1) any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before January 15, 2004;

(2) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before January 15, 2004 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

(e) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Charter or any of our subsidiaries that, in our reasonable judgment, is or could be material to Charter or any of our subsidiaries.

      The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them, prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.	Price Range of Our Common Stock Underlying the Options.

      Our Class A common stock is quoted on The Nasdaq Stock Market’s National Market under the symbol “CHTR”. The following table shows, for the periods indicated, the high and low sales prices per share of our Class A common stock as reported on The Nasdaq Stock Market’s National Market.

Quarter Ended	High	Low

March 31, 2004 (through January 15, 2004)	$5.69	$4.00
December 31, 2003	4.71	3.72
September 30, 2003	5.50	3.32
June 30, 2003	4.18	0.94
March 31, 2003	1.73	0.769
December 31, 2002	2.27	0.76
September 30, 2002	4.65	1.81
June 30, 2002	11.53	2.96
March 31, 2002	16.85	9.10

      As of January 15, 2004, the last reported sale price of our Class A common stock, as reported on The Nasdaq Stock Market’s National Market, was $5.43 per share.

      We recommend that you obtain current market quotations for our Class A common stock before deciding whether to tender your options.

8.	Source and Amount of Consideration; Terms of Restricted Stock.

      Consideration. If you elect to participate in the Offer, you will receive either shares of Restricted Stock or cash in exchange for tendered eligible options that we accept. The method for determining whether you will receive Restricted Stock or cash in exchange for cancellation of your tendered options, and the number of shares of Restricted Stock or the amount of cash that you will receive, is described in Section 1 of this Offer to Exchange. We determined the number of shares of Restricted Stock to be issued based on an exchange ratio of eligible options for shares. To calculate the exchange ratio, we first completed a Black-Scholes valuation of each outstanding stock option grant with an exercise price over $10.00 per share. The Black-Scholes option-pricing model is a commonly used option valuation method which relies on various assumptions, including the expected remaining term of the options, the volatility of our Class A common stock, the risk-free rate of interest, expected dividends, the option exercise price and the approximate price of our Class A common stock at the time our board of directors first approved the Offer in principle.

      Once we determined the estimated Black-Scholes value of the eligible options, we determined the exchange ratios by dividing that value by $5.00 per share, which was the approximate market price of our Class A common stock at the time our board of directors first approved in principle the Offer.

      If all eligible participants properly tender their eligible options pursuant to the Offer and we accept for exchange and cancellation all such tendered options, we will issue an aggregate of 2,346,991 shares of Restricted Stock, of which 483,677 shares will be performance shares, and make aggregate cash payments of approximately $5.3 million to tendering option holders. The Restricted Stock issued pursuant to this Offer (including the performance shares) will be drawn from a pool of Class A common stock authorized for issuance under the 2001 plan. The cash payments will be made from existing cash on hand.

      Terms of Restricted Stock. The Restricted Stock will be issued pursuant to, and will be subject to all of the terms and conditions of, the 2001 plan. The Restricted Stock will also be subject to a Restricted Stock Agreement entered into between you and us. Our statements in this Offer to Exchange concerning the 2001 plan, the Restricted Stock Agreements and the Restricted Stock are merely summaries and do not purport to be complete. All statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2001 plan and the applicable Restricted Stock Agreement between you and us. The forms of Restricted Stock Agreement (one for employees at the level of senior vice president and above who will receive performance shares and the other for all other employees) have been filed as exhibits to our Tender Offer Statement on Schedule TO which was filed with the Securities and Exchange Commission. The forms of Restricted Stock Agreement also are included with this Offer to Exchange.

      The maximum number of shares of Restricted Stock (which for these purposes does not include performance shares) that may be granted under the 2001 plan is 3,000,000 (subject to adjustment in the event of certain changes in Charter’s capitalization), other than shares of Restricted Stock made in settlement of performance units under the 2001 plan. As of December 31, 2003, 2,753,460 shares of Restricted Stock were available for grant under the 2001 plan. The 2001 plan does not limit the number of performance shares that may be granted, subject to the overall share limits of the 2001 plan.

      The shares of Restricted Stock you receive in exchange for tendered stock options will be subject to forfeiture and other restrictions until the shares vest.

      Performance shares are similar to restricted shares, with the primary difference being that performance shares vest according to the achievement of certain performance objectives, rather than the lapse of specific periods of time. Accordingly, the description below of the terms of the Restricted Stock applies also to performance shares, except as otherwise noted.

      Vesting. If you are employed at a level below senior vice president, so long as you remain employed by Charter or one of its subsidiaries and have signed and returned your Restricted Stock Agreement, your shares of Restricted Stock will vest over a three-year period, with one-third of your shares of Restricted Stock vesting on each of the first three anniversaries of the date on which the Restricted Stock is issued. The three-year vesting period will begin on the grant date, which is the date that we accept your tendered options for exchange, regardless of the date that you return your executed Restricted Stock Agreement to us. If you are employed at the level of senior vice president or above, one-half of your shares of Restricted Stock will vest in accordance with the three-year vesting schedule described above. The other one-half of your shares of Restricted Stock will be performance shares and will vest upon achievement of specific percentage growths in revenue and unlevered free cash flow by Charter (on a consolidated basis), each as measured over a three year period.

      If your employment with Charter or any of its subsidiaries terminates and you are entitled under an agreement with Charter or any of its subsidiaries to receive severance or other similar payments, your Restricted Stock (but not your performance shares) will continue to vest pursuant to its terms for so long as you continue to receive such severance or other payments, provided that you have signed a release in a form acceptable to Charter.

      Even if your current options are now partially or fully vested, and regardless of the vesting provisions applicable to those options, the Restricted Stock you receive for tendered options will be subject to the vesting requirements described above.

      Forfeiture. With limited exceptions under the circumstances described below, if your employment with Charter or one of its subsidiaries terminates before your shares of Restricted Stock vest, you will forfeit the unvested shares. Once the Restricted Stock has vested, the stock will no longer be subject to forfeiture. If any shares of Restricted Stock have vested prior to your date of termination, you will be entitled to keep those vested shares. In addition, we will not deliver any shares of Restricted Stock to you on your vesting dates or upon the occurrence of any of the other applicable vesting conditions if you have failed to sign and return your Restricted Stock Agreement to us.

      Accelerated Vesting Upon Death, Disability or Retirement. If your employment with us or our subsidiaries terminates due to your death, disability or retirement, you will automatically be vested in 100% of your Restricted Stock (but not your performance shares) on your termination date. If your employment with us or our subsidiaries terminates due to your death, disability or retirement, any unvested performance shares you may have will remain outstanding and, if the performance objectives are subsequently met, a pro rated number of the unvested shares will vest. The proration factor will be determined by dividing the number of full months worked by the holder after grant and prior to termination by 36 (the number of months in the three-year performance period). For these purposes, unless the term is otherwise defined in an employment agreement between you and us or one of our subsidiaries, “disability” means a physical or mental infirmity which impairs your ability to perform substantially your job duties and for which you are also receiving benefits under our long-term disability plan, if any, then in effect. Your retirement is a “retirement” for these purposes if the following conditions are satisfied:

•	You are at least 55 years old at the time you retire;

•	You have been an employee of Charter or any of its subsidiaries for at least one year; and

•	The sum of your age plus your number of years of employment with Charter or any of its subsidiaries is at least 70.

      Accelerated Vesting Under Certain Circumstances Following a Change of Control. Subject to the excess parachute payment tax rules discussed in Section 13, if there is a “change of control” (as defined in the 2001 plan) and either Charter or any of its subsidiaries terminates your employment other than for “cause” or your employment terminates for “good reason” (each as defined in the 2001 plan), in each case during the 12 months following the change of control, you will automatically be vested in 100% of your Restricted Stock (but not your performance shares) on your termination date. Under these same circumstances, your performance shares will automatically vest based on our projected performance with respect to the performance objectives, determined by assuming that our performance from the date of grant of the performance shares through the end of the month prior to your termination date had continued through the end of the three-year performance period.

      Adjustment of Performance Objectives Following a Change of Control. The form of Restricted Stock Agreement for tendering holders at the level of senior vice president or above who will receive performance shares will provide that the performance objectives for performance shares will be subject to equitable adjustment in the event of a change of control to take into account the impact, if any, of the change of control on those criteria.

      Transfer Restrictions. You may not sell, transfer, assign, pledge or otherwise encumber or dispose of your Restricted Stock until it vests. Once the shares of Restricted Stock have vested, they will be free of the terms, conditions and restrictions contained in the Restricted Stock Agreement and you will be able to hold, transfer or sell those shares as you desire, subject to applicable securities laws, our securities trading policies, including our “trading window” policy (which generally applies only to officers and directors), and payment of withholding taxes and applicable commissions.

      Plan Administrator Discretion Upon a Change of Control. Under the 2001 plan, in the event of a change of control, the plan administrator may, in its discretion, (i) arrange to have the surviving or successor entity assume the Restricted Stock or grant replacement Restricted Stock, or (ii) cancel the Restricted Stock upon payment in cash to the holders of such Restricted Stock of the fair market value of the vested shares of such Restricted Stock.

      Stock Certificates. Until your Restricted Stock vests, it will be held in the custody of our transfer agent, Mellon. Your award of Restricted Stock will be evidenced by the Restricted Stock Agreement between you and us. We will not deliver any restricted shares to you on your vesting dates or upon the occurrence of any of the other applicable vesting conditions if you have failed to execute and return your Restricted Stock Agreement or if you have not paid any withholding taxes due with respect to the shares of Restricted Stock. If we deliver any restricted shares to you, you will have the option to have your vested shares held in a brokerage account established in your name by our stock plan administrator (currently E*Trade) or to have a stock certificate for those vested shares issued to you.

      Rights of Ownership. You will have voting and other stockholder rights with respect to all shares of Restricted Stock you receive pursuant to this Offer as of the date we issue your Restricted Stock. We will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders. Historically, Charter has not paid dividends. However, if Charter elects to pay dividends during the time that you hold your Restricted Stock, you will have the right to receive that dividend unless Charter elects to defer payment of dividends until your Restricted Stock vests as permitted under the 2001 plan.

      Tax Consequences. You should refer to Section 13 of this Offer to Exchange for a discussion of the material federal income tax consequences of the acquisition and vesting of Restricted Stock pursuant to the Offer.

      Registration of Shares. The shares of Class A common stock issuable in connection with the Offer have been registered under the Securities Act of 1933, as amended (referred to as the “Securities Act”), on a registration statement of Form S-8 filed with the SEC. Unless you are considered an “affiliate” of Charter, upon vesting you will be able to sell your shares free of any transfer restrictions, subject, as noted above, to applicable securities laws, our securities trading policies. You will be responsible for the payment of withholding taxes and applicable commissions.

9.     Certain Information About Us; Risk Factors.

      General. We are a broadband communications company operating through our subsidiaries in the United States with approximately 12.4 million homes passed and approximately 6.55 million customer relationships in 40 states. Through our broadband network of coaxial and fiber optic cables, we offer video, data, telephony and other advanced broadband services. We offer digital video services to 99% of our estimated homes passed, serving approximately 2.7 million digital video customers and we offer high-speed Internet access (which we refer to as “high-speed data services”) to 85% of our estimated homes passed, serving approximately 1.5 million high-speed data customers, as of September 30, 2003. We also provide telephony service to approximately 24,100 customers in two markets. Many of our customers subscribe to more than one service, as a result of which we have approximately 10.7 million revenue generating units. Revenue generating units represent the sum total of all primary analog video, digital video, high-speed data and telephony customer relationships.

      We continually evaluate and explore strategic opportunities as they arise, including capital infusions, joint ventures, strategic partnerships, acquisitions, dispositions, business combination transactions and the purchase or sale of assets. At any given time, we and our subsidiaries may be engaged in discussions or negotiations with respect to various corporate transactions. Without limiting the generality of the foregoing, we and our subsidiaries have a significant amount of indebtedness and from time to time consider various transactions which would either reduce or extend the maturities of such indebtedness. These transactions may include tender offers, exchange offers, privately negotiated exchanges or purchases and the issuance of new debt or equity securities, the proceeds of which would be used to acquire outstanding indebtedness. We also grant options in the ordinary course of business to our employees, including our executive officers. Our and our subsidiaries’ employees, including our executive officers, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the SEC, as of the date of this Offer to Exchange, we have no plans or proposals that have not been publicly disclosed and are not engaged in negotiations that relate to or would result in:

(a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

(e) any other material change in our corporate structure or business;

(f) our Class A common stock being delisted from a national securities exchange or cease being authorized for quotation in an automated quotation system operated by a national securities association;

(g) our Class A common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

(j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

      We cannot assure you that we will not plan, propose or engage in negotiations with respect to the foregoing matters during or after the expiration of the Offer.

      Certain Financial Information. The following table sets forth certain summary consolidated audited and unaudited historical financial information about us. The historical financial information for the years ended December 31, 2002 and 2001 has been summarized from our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2002, with certain reclassifications made to conform with the 2003 presentation. The historical financial information for the nine months ended September 30, 2003 and 2002 has been summarized from our unaudited consolidated financial statements as set out in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. You should read the following summary historical financial information together with such audited and unaudited consolidated financial statements and the related notes thereto.

	Nine Months		Year Ended
	Ended September 30,		December 31,

	2003	2002	2002	2001

	(In millions, other than per share information)
Statement of Operations Data:
Revenues	$3,602	$3,377	$4,566	$3,807

Costs and Expenses:
Operating (excluding depreciation and amortization and other items listed below)	1,457	1,330	1,807	1,486
Selling, general and administrative	702	708	963	826
Depreciation and amortization	1,118	1,061	1,439	2,693
Impairment of franchises	—	—	4,638	—
Option compensation expense, net	1	4	5	(5)
Special charges, net	18	1	36	18

	3,296	3,104	8,888	5,018

Income (loss) from operations	306	273	(4,322)	(1,211)

Interest expense, net	(1,163)	(1,114)	(1,503)	(1,310)
Loss on equity investments	—	—	(3)	(54)
Gain (loss) on derivative investments and hedging activities, net	35	(106)	(115)	(50)
Gain on debt exchange, net	267	—	—	—
Other, net	(9)	(8)	(1)	(5)

	Nine Months		Year Ended
	Ended September 30,		December 31,

	2003	2002	2002	2001

	(In millions, other than per share information)
Loss before minority interest, income taxes and cumulative effect of accounting change	(564)	(955)	(5,944)	(2,630)
Minority interest	297	507	3,176	1,461

Loss before income taxes and cumulative effect of accounting change	(267)	(448)	(2,768)	(1,169)
Income tax benefit	86	12	460	12

Loss before cumulative effect of accounting change	(181)	(436)	(2,308)	(1,157)
Cumulative effect of accounting change, net of tax	—	(206)	(206)	(10)

Net loss	(181)	(642)	(2,514)	(1,167)
Dividends on preferred stock	(3)	(3)	(3)	(1)

Net loss applicable to common stock	$(184)	$(645)	$(2,517)	$(1,168)

Loss per common share, basic and diluted	$(0.62)	$(2.19)	$(8.55)	$(4.33)

Weighted-average common shares outstanding	294,503,840	294,434,575	294,440,261	269,594,386

Balance Sheet Data (end of period):
Current assets	$358		$633	$369
Non-current assets	21,093		21,751	26,094
Current liabilities	1,216		1,345	1,311
Long-term debt	18,498		18,671	16,343
Other non-current liabilities	1,032		1,212	1,725
Minority interest	763		1,050	4,434
Preferred stock — redeemable	55		51	51
Shareholders’ equity (deficit)	$(127)		$41	$2,585
Book value per share	$(0.43)

      See Section 16 of this Offer to Exchange for instructions on how you can obtain copies of our SEC reports that contain the audited consolidated financial statements and unaudited consolidated financial data we have summarized above.

      Ratio of Earnings to Fixed Charges. The following table shows the ratio of earnings to fixed charges for us and our consolidated subsidiaries for the periods indicated.

	Nine Months		Year Ended
	Ended September 30,		December 31,

	2003	2002	2002	2001

	(In millions)
Earnings
Loss before minority interest, income taxes and cumulative effect of accounting change	$(564)	$(955)	$(5,944)	$(2,630)
Fixed charges	1,168	1,119	1,510	1,316

Total earnings	$604	$164	$(4,434)	$(1,314)

Fixed Charges
Interest expense	$1,132	$1,085	$1,464	$1,277
Amortization of debt costs	31	29	39	33
Interest element of rentals	5	5	7	6

Total fixed charges	$1,168	$1,119	$1,510	$1,316

Ratio of earnings to fixed charges	—	—	—	—

      Earnings for the nine months ended September 30, 2003 and 2002 and the years ended December 31, 2002 and 2001 were insufficient to cover fixed charges by $564 million, $955 million, $5.9 billion and $2.6 billion, respectively. As a result of such deficiencies, the ratios are not presented above.

      Risk Factors. Participation in the Offer involves a number of potential risks, including the material risks described below. You should carefully consider these risks and are urged to speak to your personal investment and tax advisors as necessary before deciding whether or not to participate in the Offer.

If our stock price increases after the date that your tendered options are cancelled, the Restricted Sock or cash payment that you receive in the Offer may be worth less than the options you exchange.

      Although the market price of our Class A common stock is currently lower than the exercise prices of the options eligible for tender pursuant to this Offer, the market price of such stock may increase in the future. If you tender your eligible options for exchange and cancellation and the price of our Class A common stock increases above the exercise price of your eligible options during the term of such options, the value of the Restricted Stock or cash payment that you receive in exchange for your tendered options may be less than the value of the Class A common stock you would have received upon exercise of your eligible options. In other words, if the price of our Class A common stock increases to a price that exceeds the exercise price of the options you tendered, your options, if you had not tendered them, might have ended up worth more than the Restricted Stock or cash you receive in the exchange. Therefore, we cannot guarantee that the value of the Restricted Stock or cash payment that you receive in the Offer will be higher than what you would receive if you do not exchange your eligible options. Further, we cannot guarantee that the value of the Restricted Stock at the time it vests will be higher than or equal to the value of the Restricted Stock at the time you receive it.

You may forfeit unvested shares of Restricted Stock upon termination of your employment.

      If your employment with us or our subsidiaries terminates, other than as a result of your death, disability or retirement or, in certain circumstances, in connection with a change of control, before some or all of the Restricted Stock you receive in exchange for your tendered options has vested, you will forfeit all shares of such Restricted Stock that have not then vested or, if applicable, would not vest during any period of time following your termination during which you are receiving severance payments from us or one of our subsidiaries. This is the case even if the options you tendered were vested or would have vested sooner than the Restricted Stock vests. If you are employed at the level of senior vice president or above, the same would be true with respect to any unvested performance shares you receive in the exchange. In the event your restricted shares are forfeited, you would not be entitled to get your cancelled options back or receive payment or any other consideration for your cancelled options.

Transfer restrictions applicable to your shares of Restricted Stock may prevent you from taking advantage of increases in our stock price.

      Restricted Stock that you receive in exchange for your tendered options may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of until it vests. As a result, if the market price for our Class A common stock increases before your shares of Restricted Stock vest, you will not be able to sell such unvested shares or benefit from the market price increase, even if the options you tender were vested or would have vested sooner than the Restricted Stock vests.

      In addition to the risks discussed in this Offer to Exchange, we encourage you to review information regarding various risks and uncertainties contained in our filings with the SEC. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of our Class A common stock could decline.

10.     Interests of Directors and Officers; Transactions and Arrangements Concerning Our Securities.

      A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of December 31, 2003, our directors, executive officers and controlling persons, and the associates and majority-owned subsidiaries of such persons, as a group beneficially owned options outstanding under the 1999 plan to purchase a total of 1,167,681 shares of our Class A common stock, which represented approximately 9.3% of the shares subject to all options outstanding under the 1999 plan as of that date, and beneficially owned options outstanding under the 2001 plan to purchase a total of 7,889,000 shares of our Class A common stock, which represented approximately 22.4% of the shares subject to all options outstanding under the 2001 plan as of that date. Of the options held by those persons, options to purchase 4,866,681 shares of our Class A common stock are eligible to be tendered in the Offer. For information with respect to the beneficial ownership by our directors and executive officers of our Class A common stock, please refer to our proxy statement for our 2003 annual meeting of stockholders.

      We have been advised that most of our officers and eligible directors intend to tender options pursuant to this Offer. Members of our board of directors who are not also employees of Charter or one of its subsidiaries are not eligible to participate in the Offer.

      During the 60 days prior to the date of this Offer to Exchange, we issued 50,000 shares of Restricted Stock and granted options to purchase 350,000 shares of our Class A common stock to each of Derek Chang and Michael P. Huseby, and issued options to purchase 250,000 shares of our Class A common stock to Steven A. Schumm. With these exceptions, and except for ordinary course purchases under our stock incentive plans and ordinary course grants of stock options to employees who are not executive officers, based on our records and information provided to us by our directors, executive officers, controlling persons, associates and subsidiaries, there have been no transactions in options to purchase our Class A common stock or in our Class A common stock which were effected during the 60 days prior to the date of this Offer to Exchange by Charter or Charter Holdco or, to our knowledge, by any of our directors, executive officers or controlling persons, or by any associate or majority-owned subsidiary of Charter or Charter Holdco, or by any director or executive officer of any of our subsidiaries.

      The following is a description of certain agreements and arrangements entered into by Paul G. Allen, his affiliated entities, or our directors or executive officers relating to our securities. Except as set forth below or elsewhere in this Offer to Exchange, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any agreement, arrangement or understanding with any other person with respect to any of our securities (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

      Affiliate Stock and Option Plans. Pursuant to the 2001 plan, our officers and directors and certain of the officers and directors of Charter Investment, Inc., a predecessor to, and currently an affiliate of, Charter controlled by Mr. Allen (“CII”), have been granted, or are eligible to be granted, non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock and or shares of our Class A common stock. As of December 31, 2003, there were outstanding options to purchase 7,889,000 shares of our Class A common stock pursuant to the 2001 plan held by our officers and directors.

      Pursuant to the 1999 plan, certain of the officers and directors of Charter were granted options to acquire Charter Holdco membership units which will be automatically exchanged for shares of Class A common stock of Charter upon exercise. The exchange occurs on a one-for-one basis. No new options will be granted under the 1999 plan. As of December 31, 2003, there were outstanding options to purchase membership units automatically exchangeable for 1,167,681 shares of our Class A common stock pursuant to the 1999 plan held by our officers and directors.

      Registration Rights Agreement With CII, Vulcan and Mr. Allen. On November 12, 1999, Mr. Allen, CII, Vulcan Cable III, Inc. (“Vulcan”), and the other stockholders of CII and Charter entered into a registration rights agreement, which gives Mr. Allen, Vulcan and CII the right to cause us to register the shares of Class A common stock issued to them upon conversion of any shares of Class B common stock that they may hold.

      The registration rights agreement provides that Mr. Allen, CII and Vulcan are entitled to unlimited “piggyback” registration rights permitting them to include their shares of Class A common stock, subject to specified limitations, in registration statements that we file from time to time. These holders may also exercise their demand rights, causing us, subject to specified limitations, to register their Class A common stock, provided that the amount of shares subject to each demand has a market value at least equal to $50 million or, if the market value is less than $50 million, all of the shares of Class A common stock of the holders participating in the offering are included in such registration.

      The stockholders may elect to have their shares registered pursuant to a shelf registration statement provided that at the time of the election, we are eligible to file a registration statement on Form S-3 and the amount of shares to be registered has a market value equal to at least $100 million on the date of the election.

      Mr. Allen also has the right to cause us to file a shelf registration statement in connection with the resale of shares of Class A common stock then held by or issuable to specified persons who have acquired or will acquire Class A common stock or membership units of Charter Holdco in exchange for their contribution of interests in Rifkin Acquisition Partners, LLC, formerly Rifkin Acquisition Partners, L.L.L.P., InterLink Communications Partners, LLC, formerly Interlink Communications Partners, LLLP, Falcon Communications, L.P. and Bresnan Communications Company Limited Partnership and who have the right to cause Mr. Allen to purchase the equity interests issued to them as a result of the acquisitions of these entities.

      CC VIII (Bresnan) LLC Interests. As part of our acquisition of the cable television systems owned by Bresnan Communications Company Limited Partnership in February 2000, CC VIII, LLC, our indirect limited liability company subsidiary, issued Class A Preferred Membership Interests (collectively, the “CC VIII Interest”) with a value and an initial capital account of approximately $630 million to certain sellers affiliated with AT&T Broadband, now owned by Comcast Corporation (the “Comcast Sellers”). While held by the Comcast Sellers, the CC VIII Interest was entitled to a 2% priority return on its initial capital amount and such priority return was entitled to preferential distributions from available cash and upon liquidation of CC VIII. While held by the Comcast Sellers, the CC VIII Interest generally did not share in the profits and losses of CC VIII. Mr. Allen granted the Comcast Sellers the right to sell to him the CC VIII Interest for approximately $630 million plus 4.5% interest annually from February 2000 (the “Comcast Put Right”). In April 2002, the Comcast Sellers exercised the Comcast Put Right in full, and this transaction was consummated on June 6, 2003. Accordingly, Mr. Allen has become the holder of the CC VIII Interest, indirectly through an affiliate. Consequently, subject to the matters referenced in the next paragraph, Mr. Allen generally thereafter will be allocated his pro rata share (based on the number of membership interests outstanding) of profits or losses of CC VIII. In the event of a liquidation of CC VIII, Mr. Allen will not be entitled to any priority distributions (except with respect to the 2% priority return, as to which such priority would continue to accrete), and Mr. Allen’s share of any remaining distributions in liquidation will be equal to the initial capital account of the Comcast Sellers of approximately $630 million, increased or decreased by Mr. Allen’s pro rata share of CC VIII’s profits or losses (as computed for capital account purposes) after June 6, 2003. At September 30, 2003, Mr. Allen’s CC VIII Interest was $678 million. The limited liability company agreement of CC VIII, LLC does not provide for mandatory redemption of the CC VIII Interest.

      An issue has arisen as to whether the documentation for the Bresnan transaction was correct and complete with regard to the ultimate ownership of the CC VIII Interest following consummation of the Comcast Put Right. Our Board of Directors formed a Special Committee (currently comprised of Messrs. Tory, Wangberg and Merritt) to investigate and take any other appropriate action on our behalf with respect to this matter. After conducting an investigation of the facts and circumstances relating to this matter, the Special Committee has determined that, due to a mistake that occurred in the preparation of the Bresnan transaction documents, we should seek the reformation of certain contractual provisions in such documents and has notified Mr. Allen of this conclusion. The Special Committee also has determined that, as part of such contract reformation, Mr. Allen should be required to contribute the CC VIII Interest to Charter Holdco in exchange for 24,273,943 Charter Holdco membership units, in which case such newly-issued units would then be exchangeable for shares of our Class B common stock pursuant to the exchange agreement described below. The Special Committee also has recommended to the Board of Directors that, to the extent the contract reformation is achieved, the Board should consider whether the CC VIII Interest should ultimately be held by Charter Holdco or Charter Communications Holdings, LLC or another entity owned directly or indirectly by them. Mr. Allen has notified the Special Committee that he disagrees with the Special Committee’s determinations. The parties engaged in a process of non-binding mediation to seek to resolve this matter, without success. The Special Committee is evaluating what further actions or processes it may undertake to resolve this dispute, and both parties agreed to refrain from initiating legal proceedings over this matter prior to February 6, 2004. If the Special Committee and Mr. Allen are unable to reach a resolution of the dispute by such date (or by such later date as the Special Committee and Mr. Allen may mutually agree, if they determine such an extension to be appropriate), the Special Committee presently intends to seek resolution of this dispute through judicial proceedings in an action that would be commenced on or after such date in the Delaware Court of Chancery against Mr. Allen and his affiliates seeking contract reformation, declaratory relief as to the respective rights of the parties regarding this dispute and alternative forms of legal and equitable relief.

      Exchange Agreement. An exchange agreement was entered into as of November 12, 1999 by and among Charter, Mr. Allen, CII, and Vulcan. Pursuant to the exchange agreement, we granted to Mr. Allen and his affiliated entities options to exchange any or all membership units of Charter Holdco held by Mr. Allen and his affiliated entities for shares of our Class B common stock at any time and on a one-for-one basis, subject to certain conditions.

11.	Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.

      All options accepted by us pursuant to the Offer, whether granted under the 1999 plan or the 2001 plan, will be cancelled and returned to the pool of options available for issuance under the 2001 plan. Such options will be available for future awards to eligible participants under the 2001 plan without further stockholder action (except as required by applicable law or the rules of The Nasdaq Stock Market’s National Market or any other securities exchange on which our Class A common stock is then listed).

      We will take a compensation accounting charge in our consolidated financial statements equal to the amount paid in cash in connection with the exchange of eligible options. This accounting charge will be taken in the fiscal quarter in which the Offer is consummated, which is currently anticipated to be the first quarter of 2004. In addition, we will take a non-cash compensation accounting charge for the Restricted Stock we issue in the exchange. The accounting charge for the shares of Restricted Stock that are not performance shares will be spread ratably over the vesting period of the Restricted Stock. The accounting charge for the performance shares will also be spread ratably over the vesting period of the Restricted Stock, but will also take into account the likelihood of the performance shares vesting. Assuming that the share price of our Class A common stock on the grant date is $5.00, if all options that are eligible to participate in the Offer are tendered and accepted for exchange, we would have a cash compensation expense of approximately $5.3 million in the fiscal quarter the exchange is consummated and a non-cash compensation expense of approximately $11.7 million, which we would record ratably over the three-year vesting period. The higher the market value of our Class A common stock on the grant date, the greater the non-cash compensation expense we will record for financial reporting purposes. For Federal tax purposes, however, Charter and its subsidiaries will generally get the benefit of a deduction equal to the amount of compensation income that is recognized by tendering employees, both with respect to the cash payments and the shares of Restricted Stock.

12.	Certain Legal Matters; Regulatory Approvals.

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of Restricted Stock as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We may be required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that we would be able to obtain any required approval or take any other required action or that we would be able to obtain such approval or take such other action without substantial conditions. Our failure to obtain any such approval or take such other action might result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to issue Restricted Stock for tendered options is subject to conditions, including the conditions described in Section 6 of this Offer to Exchange.

13.	Material U.S. Federal Income Tax Consequences.

      The following is a general summary of the material federal income tax consequences of the exchange of eligible options for Restricted Stock or cash pursuant to the Offer. This discussion is based on the Internal Revenue Code of 1986, as amended (referred to as the “Code”), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Further, this discussion does not constitute tax advice and does not represent a formal opinion of Charter or its counsel. We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the Offer.

      General. If you receive a cash payment in exchange for your tendered options, you will recognize ordinary income when the cash payment is made. However, if you receive Restricted Stock in exchange for your options, there are no immediate federal income tax consequences from receiving your Restricted Stock. You may, however, make an election under Section 83(b) of the Code to be taxed currently on the value of the Restricted Stock (but not the performance shares). (See below for a discussion of Section 83(b) elections.) If you do not make a Section 83(b) election, you will be required to recognize ordinary income in an amount equal to the fair market value of the shares of Restricted Stock upon the vesting of such shares under the Restricted Stock Agreement between you and us. We will determine the fair market value of the shares of Restricted Stock for purposes of determining the amount of ordinary income to be reported by you and calculating your withholding tax based on the average of the high and low prices of our Class A common stock, as reported on The Nasdaq Stock Market’s National Market, on the date the shares of Restricted Stock vest or, if no sales are reported on that date, the last day before the vesting date in which sales are reported. (See below for a discussion of withholding taxes.) If you do not make a Section 83(b) election, for purposes of determining any gain or loss if you subsequently sell the shares, your basis in the shares generally will be the fair market value of the shares on the vesting date. Any gain or loss from such sale will generally be taxed as a capital gain or capital loss, with the holding period for determining whether the gain or loss is short-term or long-term being measured from the day after the vesting date.

      Section 83(b) Election. You will be permitted to make a Section 83(b) election with respect to any shares of Restricted Stock, but not any performance shares, to which you are entitled in exchange for the eligible options you tender. If you make a Section 83(b) election with respect to the shares of Restricted Stock to which you are entitled in exchange for the eligible options you tender, you will be required to recognize ordinary income as of the date of the exchange of eligible options for Restricted Stock in an amount equal to the fair market value of such shares on such date (without any discount attributable to the vesting conditions or other transfer restrictions). At the time you recognize this ordinary income, there will be an obligation to withhold applicable income and payroll taxes with respect to such recognized income. You will be required to pay to your employer or its designee in cash an amount equal to the withholding obligation. Your basis in the shares with respect to which you make a Section 83(b) election will equal the amount of ordinary income you recognize as a result of having made the Section 83(b) election. If the Restricted Stock is subsequently forfeited, however, you will not be entitled to a deduction for the loss or a refund of, or an offsetting deduction for, any taxes paid. Having made the Section 83(b) election, if you hold the shares of Restricted Stock until they vest and subsequently sell the shares, any gain or loss from such sale will be taxed as a capital gain or capital loss. The holding period for determining whether the gain or loss is short-term or long-term is measured from the day after the date we issue the Restricted Stock to you. If you choose to make a Section 83(b) election, you must file the election with the Internal Revenue Service within 30 days of the exchange and provide a copy to us. This 30-day period will run from the date that we accept your options for exchange, not the date that we receive your executed Restricted Stock Agreement.

      Withholding Taxes. The ordinary income that you recognize upon receipt of the cash payment, vesting of the Restricted Stock or making the Section 83(b) election will be reflected on your year-end Form W-2 for the year in which the cash payment is made, the Restricted Stock vests or the Section 83(b) election is effective, as applicable. At the time you recognize such ordinary income, there will be an obligation to withhold income and payroll taxes with respect to that income, much like the obligation that arises when you are paid your salary or a cash bonus. Applicable withholding taxes or charges will be withheld from your cash payment to satisfy the withholding tax obligations with respect to such cash payment. In order to facilitate the payment of withholding tax obligations related to the Restricted Stock issued pursuant to the Offer, you will be required to pay your employer or its designee in cash an amount equal to the amount required to be withheld with respect to vested shares of Restricted Stock or, as explained above, as a result of your Section 83(b) election.

      Payment of the withholding tax obligation is a condition to our delivering vested shares of Class A common stock to you. Once your shares of Restricted Stock vest and if you have your vested shares held in a brokerage account established in your name by our stock plan administrator (currently E*Trade), you will be able to place online trades with respect to these shares and pay any withholding taxes incurred on the vesting of these shares though our stock plan administrator. While we currently anticipate that the funds you owe for these withholding taxes will be paid from funds in your brokerage account with our stock plan administrator, you may also choose to pay these withholding taxes directly.

      Our “trading window”, which generally applies only to officers at the level of vice president and above, is generally open for approximately 45 days after the public announcement of Charter’s financial results. Because the shares of Restricted Stock you receive in the Offer may vest at a time when you are unable to give instructions to sell those shares under our “trading window”, we have provided in the Restricted Stock Agreements for each tendering employee who receives Restricted Stock in the Offer to give instructions to our stock plan administrator to sell a sufficient number of those shares at the time they vest in order to satisfy the withholding tax obligations with respect to the vested shares. You may withdraw such instructions at your discretion.

      Excess Parachute Payments. Under Section 4999 of the Code, certain officers, stockholders, or highly-compensated individuals (“Disqualified Individuals”) will be subject to an excise tax (in addition to federal income taxes) of 20% of the amount of certain “excess parachute payments” which they receive as a result of a change in control of Charter. The cash out or acceleration of the vesting of stock options or Restricted Stock upon a corporate transaction could cause the holders of such stock options or Restricted Stock who are Disqualified Individuals to recognize certain amounts as “excess parachute payments” on which they must pay the 20% excise tax. Accordingly, the 1999 plan, the 2001 plan and the Restricted Stock Agreement pursuant to which the shares of Restricted Stock will be granted provide that stock options and Restricted Stock that would otherwise be cashed out, or whose vesting would otherwise be accelerated, on or as a result of a change in control of Charter will not be cashed out, or have their vesting accelerated, to the extent that such cash out or acceleration of vesting would trigger the excise tax of Section 4999 and thereby reduce the net after-tax amount that the grantee would receive on account of the change in control.

      Charter Deduction. Charter and its subsidiaries will generally be allowed a business expense deduction for the amount of any taxable income recognized by you at the time such income is recognized. Section 162(m) and 280G of the Code, however, may limit the deduction that can be claimed by Charter under certain circumstances.

      Depending on your personal tax situation, the income tax withholding may be insufficient to cover your actual tax liability with respect to the Restricted Stock or cash payment that you receive in exchange for your tendered options. You will be responsible for paying any difference between the tax withholding and your final tax liability. We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the Offer.

14.     Extension of Offer; Termination; Amendment.

      We reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any eligible options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

      We also reserve the right, in our reasonable judgment, prior to the expiration date, to terminate the Offer if any event set forth in Section 6 of this Offer to Exchange has occurred or is deemed by us to have occurred, and the right, in our reasonable judgment, to postpone our acceptance and cancellation of eligible options tendered for exchange, in each case by giving oral or written notice of such termination or amendment to the option holders and making a public announcement thereof. Our right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) and Rule 14e-1(c) under the Securities Exchange Act, which require that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of the Offer.

      Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of options eligible to be exchanged in the Offer. We may amend the Offer at any time and from time to time by public announcement of the amendment.

      If we extend the period during which the Offer is open, we will issue the announcement no later than 9:00 a.m. Eastern Time on the next business day after the last previously scheduled or announced expiration date. We currently intend to communicate any such extension to you by email and press release, but we reserve the right to disseminate any public announcement of an extension of the period during which the Offer is open or any other change in the terms of the Offer promptly and in a manner reasonably designed to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release through Business Wire.

      If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least ten business days after the date of such notification:

(a) we increase or decrease the amount of consideration offered for the eligible options;

(b) we decrease the number of options eligible to be tendered in the Offer; or

(c) we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares of Class A common stock issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

15.     Fees and Expenses.

      We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

16.     Additional Information.

      We are subject to the disclosure requirements of the Securities Exchange Act, and in accordance with the Securities Exchange Act, file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. The reports, statements and other information that we file with the SEC also are available from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

      The following documents filed by us with the SEC are incorporated herein by reference:

(1) Charter’s Proxy Statement dated June 25, 2003 (except that the information referred to in Item 402(a)(8) of Regulation S-K and paragraph (d)(3) of Item 7 of Schedule 14A promulgated by the SEC shall not be deemed to be specifically incorporated by reference into this Offer to Exchange);

(2) Charter’s Annual Report on Form 10-K for the year ended December 31, 2002;

(3) Charter’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

(4) Charter’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

(5) Charter’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003;

(6) Charter’s Current Report on Form 8-K filed March 18, 2003;

(7) Charter’s Current Report on Form 8-K filed May 30, 2003;

(8) Charter’s Current Report on Form 8-K filed July 11, 2003;

(9) Charter’s Current Report on Form 8-K filed July 16, 2003;

(10) Charter’s Current Report on Form 8-K filed September 4, 2003;

(11) Charter’s Current Report on Form 8-K/ A filed September 4, 2003;

(12) Charter’s Current Report on Form 8-K filed September 26, 2003;

(13) Charter’s Current Report on Form 8-K filed October 1, 2003;

(14) Charter’s Current Report on Form 8-K filed October 7, 2003;

(15) Charter’s Current Report on Form 8-K filed November 4, 2003;

(16) Charter’s Current Report on Form 8-K filed November 12, 2003;

(17) Charter’s Current Report on Form 8-K filed December 2, 2003; and

(18) Charter’s Current Report on Form 8-K filed January 5, 2004.

      In addition, all documents that we file with the SEC, pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the date of this Offer to Exchange and prior to the expiration or termination of the Offer, shall be deemed incorporated by reference in this Offer to Exchange and to be a part hereof from the date of filing such documents.

      Any statement contained in this Offer to Exchange or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained herein or in any subsequently filed document filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Offer to Exchange, except as so modified or superseded. For the avoidance of doubt, information furnished pursuant to Item 9 or 12 of Form 8-K shall not be deemed incorporated herein or otherwise to form a part hereof.

      The documents incorporated by reference herein (other than exhibits to such documents that are not specifically incorporated by reference herein) are available without charge to any person to whom this Offer to Exchange has been delivered upon written request to Human Resources, Stock Option Exchange Program at Charter Communications, Inc. at stockoptions@chartercom.com.

      We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your options. Such Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth above.

      The information about us contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

17.     Forward-Looking Statements; Miscellaneous.

      This Offer to Exchange and the documents incorporated herein by reference include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act regarding, among other things, our plans, strategies and prospects, both business and financial. Such forward-looking statements, however, do not qualify for the “safe harbor” provisions set forth in such sections and we specifically disclaim reliance on such safe harbor. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions that could cause actual results to differ materially from the forward-looking statements we make in or incorporated by reference into this Offer to Exchange, including, without limitation, the important factors described in Section 9 of this Offer to Exchange and in the reports or documents that we file from time to time with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. Many of the forward-looking statements contained in this Offer to Exchange may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” and “potential,” among others.

      All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no obligation to update any of the forward-looking statements after the date of this Offer to Exchange to conform these statements to actual results or to changes in our expectations.

      We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of options residing in such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the Offer. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than those contained herein or in the related election agreement or the related Tender Offer Statement on Schedule TO filed with the SEC on January 20, 2004. If anyone makes any recommendation or representation or gives any information to you, you must not rely upon that recommendation, representation or information as having been authorized by us. You should rely only on the representations and information contained in this document, the related election agreement, the related Tender Offer Statement on Schedule TO or other materials to which we have referred you.

CHARTER COMMUNICATIONS, INC.

January 20, 2004

SCHEDULE A

Information About the Directors and Executive Officers of Charter Communications, Inc.

      Our directors and executive officers and their positions as of January 15, 2004 are set forth in the following tables.

      Directors. The persons listed below are our directors.

Directors	Position(s)

Paul G. Allen	Chairman of the Board of Directors
Charles M. Lillis	Director
David C. Merritt	Director
Marc B. Nathanson	Director
Nancy B. Peretsman	Director
John H. Tory	Director
William D. Savoy	Director
Carl E. Vogel	Director
Larry W. Wangberg	Director

      Executive Officers. The persons listed below are our executive officers.

Executive Officers	Position(s)

Paul G. Allen	Chairman of the Board of Directors
Carl E. Vogel	President and Chief Executive Officer
Margaret “Maggie” A. Bellville	Executive Vice President — Chief Operating Officer
Derek Chang	Executive Vice President of Finance and Strategy
Wayne H. Davis	Senior Vice President, Engineering and Technical Operations
Michael P. Huseby	Executive Vice President and Chief Financial Officer
Paul E. Martin	Senior Vice President and Principal Accounting Officer
Steven A. Schumm	Executive Vice President — Chief Administrative Officer
Curtis S. Shaw	Executive Vice President, General Counsel and Secretary

      The address of each director and executive officer is c/o Charter Communications, Inc., 12405 Powerscourt Drive, St. Louis, Missouri 63131.

A-1

EXHIBIT I

Form of Grant Notice and Restricted Stock Agreement

(Employees of the Rank of Senior Vice President and Above)

CHARTER COMMUNICATIONS, INC. — RESTRICTED STOCK GRANT NOTICE

(2001 Stock Incentive Plan)
(Employees of the Rank of Senior Vice President and Above)

      Charter Communications, Inc. (the “Company”), pursuant to its 2001 Stock Incentive Plan (as amended, the “Plan”), hereby grants to Grantee the number of Shares of Class A Common Stock of the Company set forth below as Restricted Stock under Section 9 of the Plan, and the number of Shares of Class A Common Stock of the Company set forth below as Performance Shares under Section 10 of the Plan (collectively, the “Shares”). The Shares are subject to all of the terms and conditions as set forth in this Grant Notice, the Restricted Stock Agreement (the “Agreement”) which is attached hereto, and the Plan. The Agreement and the Plan are deemed to be incorporated herein in their entirety.

Grantee:
Date of Grant:
Number of Shares of Restricted Stock:
Number of Performance Shares:

      Vesting Schedule For Restricted Stock: Subject to the restrictions and limitations of the Agreement and the Plan, one-third of the Shares granted as Restricted Stock under Section 9 of the Plan shall vest on each of the first three anniversaries of the Date of Grant.

      Vesting of Performance Shares: Subject to the restrictions and limitations of the Agreement and the Plan, Shares granted as Performance Shares under Section 10 of the Plan shall vest at the end of the Performance Cycle based on the achievement of the Performance Objectives set forth on Exhibit “A” attached to this Grant Notice.

      Additional Terms/ Acknowledgements: The undersigned Grantee acknowledges receipt of, and has read and understands and agrees to, this Grant Notice, the Agreement and the Plan. Grantee further acknowledges that as of the Date of Grant, this Grant Notice, the Agreement and the Plan set forth the entire understanding between Grantee and the Company regarding the grant by the Company of the Shares referred to in this Grant Notice. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board or the Committee upon any questions arising under this Grant Notice, the Agreement or the Plan.

CHARTER COMMUNICATIONS, INC.	GRANTEE:
By: Signature	[Insert Employee Name for Electronic Signature]

Title:	Date:
Date:

ATTACHMENTS:	Restricted Stock Agreement; Exhibit “A” setting forth Performance Cycle and Performance Objectives

EXHIBIT “A”

PERFORMANCE CYCLE AND PERFORMANCE OBJECTIVES

CHARTER COMMUNICATIONS, INC.

RESTRICTED STOCK AGREEMENT

(Employees of the Rank of Senior Vice President and Above)

      THIS RESTRICTED STOCK AGREEMENT (together with the attached grant notice (the “Grant Notice”), the “Agreement”) is made and entered into as of the date set forth on the Grant Notice by and between Charter Communications, Inc., a Delaware corporation (the “Company”), and the individual (the “Grantee”) set forth on the Grant Notice.

      A.     Pursuant to the Charter Communications, Inc. 2001 Stock Incentive Plan (as amended, the “Plan”), the Committee has determined that it is to the advantage and best interest of the Company to grant to Grantee shares of the Class A Common Stock of the Company (the “Shares”), such Shares to be granted either as Restricted Stock under Section 9 of the Plan or as Performance Shares under Section 10 of the Plan, as set forth on the Grant Notice, and in all respects subject to the terms, definitions and provisions of the Plan, which is incorporated herein by reference.

      B.     Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings set forth in the Plan.

      NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Grantee and the Company hereby agree as follows:

      1.     Grant and Terms of Shares.

      1.1     Grant of Shares. Pursuant to the Grant Notice, the Company has granted to the Grantee, subject to the terms and conditions set forth in the Plan and this Agreement, the number of shares of the Class A Common Stock of the Company set forth on the Grant Notice.

      1.2     Vesting of Restricted Stock. As of the date of grant set forth in the Grant Notice, all of the Shares granted as Restricted Stock under Section 9 of the Plan shall be unvested, and shall become vested only in accordance with the schedule set forth in the Grant Notice. Notwithstanding the foregoing, (a) all Shares granted as Restricted Stock under Section 9 of the Plan shall become vested upon the Grantee’s death, Disability or Retirement, and (b) if, within 12 months following the occurrence of a Change in Control, the Company, or any of its Subsidiaries, terminates the Grantee’s employment without Cause, or the Grantee terminates his or her employment with the Company and its Subsidiaries for Good Reason, all Shares granted as Restricted Stock under Section 9 of the Plan shall immediately vest (subject to the provisions of Section 12.2 of the Plan). Furthermore, in the event that the Grantee’s employment with the Company and its Subsidiaries terminates and the Grantee is entitled to receive severance or similar payments, Shares granted as Restricted Stock under Section 9 of the Plan shall continue to vest while the Grantee is entitled to receive severance or similar payments, provided that the Grantee enters into a release in a form acceptable to the Company. Shares granted as Restricted Stock under Section 9 of the Plan which do not vest in accordance with the foregoing provisions shall be canceled without payment of consideration to the Grantee.

      1.3     Vesting of Performance Shares. As of the date of grant set forth in the Grant Notice of the Shares, all of the Shares granted as Performance Shares under Section 10 of the Plan shall be unvested, and shall become vested only upon achievement of the Performance Objectives set forth on Exhibit “A” attached to the Grant Notice. The Performance Objectives set forth on Exhibit “A” attached to the Grant Notice shall be subject to equitable adjustment by the Committee in the event of a Change in Control to take into account the impact, if any, of such Change in Control on the Performance Objectives. Notwithstanding the foregoing, the following provisions shall apply on the termination of the employment of the Grantee with the Company and its Subsidiaries:

1.3.1 In the event of the Grantee’s death, Disability or Retirement, the Performance Shares shall remain outstanding for the Performance Cycle set forth on Exhibit “A” attached to the Grant Notice, and, if the Performance Objectives set forth on Exhibit “A” attached to the Grant Notice are satisfied at the end of such Performance Cycle, the number of such Performance Shares which shall vest at the end of such Performance Cycle shall be determined by multiplying the number of such Performance Shares that would have vested based on the achievement of such Performance Objectives if the Grantee had continued in the employment of the Company until the end of such Performance Cycle by a fraction, the numerator of which shall be the number of whole calendar months of service performed by the Grantee for the Company or its Subsidiaries after the date of grant set forth in the Grant Notice and before the Grantee’s death, Disability or Retirement, and the denominator of which shall be 36. No fractional Shares shall vest under this Section 1.3.1; instead, the number of Performance Shares which shall vest under this Section 1.3.1 shall be rounded to the nearest whole Share.

1.3.2 If, within 12 months following the occurrence of a Change in Control, the Company, or any of its Subsidiaries, terminates the Grantee’s employment without Cause, or the Grantee terminates his or her employment with the Company and its Subsidiaries for Good Reason (as such terms are defined in the Plan), a number of Performance Shares shall immediately vest (subject to the provisions of Section 12.2 of the Plan), which such number shall be the number of Performance Shares that would have vested at the end of the Performance Cycle if the Grantee had continued in the employment of the Company until the end of such Performance Cycle, assuming that the actual performance of the Company from the date of grant set forth in the Grant Notice through the end of the calendar month before the termination of the Grantee’s employment had continued throughout the entire Performance Cycle. No fractional Shares shall vest under this Section 1.3.2; instead, the number of Performance Shares which shall vest under this Section 1.3.2 shall be rounded to the nearest whole Share.

1.3.3 Except as set forth in Sections 1.3.1 and 1.3.2, none of the Performance Shares shall vest if the employment of the Grantee with the Company and its Subsidiaries terminates for any reason before the end of the Performance Cycle.

Performance Shares which do not vest in accordance with the foregoing provisions shall be canceled without payment of consideration to the Grantee.

      2.     General Restrictions on Transfer of Shares.

      2.1     No Transfers of Unvested Shares. In no event shall the Grantee Transfer any Shares that are not vested (or any right or interest therein) to any person in any manner whatsoever, whether voluntarily or by operation of law or otherwise.

      2.2     Invalid Sales. Any purported Transfer of Shares made without fully complying with all of the provisions of this Agreement shall be null and void and without force or effect.

      3.     Compliance with Applicable Laws.

      No Shares will be issued pursuant to this Agreement unless and until there shall have been full compliance with all applicable requirements of the Securities Act of 1933, as amended (whether by registration or satisfaction of exemption conditions), all Applicable Laws, and all applicable listing requirements of any national securities exchange or other market system on which the Common Stock is then listed.

      4.     General.

      4.1     Governing Law. This Agreement shall be governed by and construed under the laws of the state of Delaware applicable to Agreements made and to be performed entirely in Delaware, without regard to the conflicts of law provisions of Delaware or any other jurisdiction.

      4.2     Notices. Any notice required or permitted under this Agreement shall be given in writing by express courier or by postage prepaid, United States registered or certified mail, return receipt requested, to the address set forth below or to such other address for a party as that party may designate by 10 days advance written notice to the other parties. Notice shall be effective upon the earlier of receipt or 3 days after the mailing of such notice.

If to the Company: Charter Communications, Inc.

12405 Powerscourt Dr.
St. Louis, Mo. 63131
Attention: General Counsel

      If to Grantee, at the address set forth on the Company’s records.

      4.3     Legend. In addition to any other legend which may be required by agreement or Applicable Laws, each share certificate representing Shares shall have endorsed upon its face a legend in substantially the form set forth below:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO VESTING CONDITIONS AND CERTAIN RESTRICTIONS ON TRANSFER, SALE AND HYPOTHECATION. A COMPLETE STATEMENT OF THE TERMS AND CONDITIONS GOVERNING SUCH RESTRICTIONS IS SET FORTH IN AN AGREEMENT, DATED AS OF [AGREEMENT DATE], A COPY OF WHICH IS ON FILE AT THE CORPORATION’S PRINCIPAL OFFICE.

      4.4     Deposit of Certificates. In order to ensure that the Grantee complies with the provisions of this Agreement, and that no Transfers of Shares are made in violation hereof, all certificates representing Shares shall be deposited with the Company or its designee.

      4.5     Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, the Grantee shall be treated as agent and attorney-in-fact for that interest held or claimed by his or her spouse with respect to any Shares and the parties hereto shall act in all matters as if the Grantee was the sole owner of such Shares. This appointment is coupled with an interest and is irrevocable.

      4.6     Modifications. This Agreement may be amended, altered or modified only by a writing signed by each of the parties hereto.

      4.7     Application to Other Stock. In the event any capital stock of the Company or any other corporation shall be distributed on, with respect to, or in exchange for shares of Common Stock as a stock dividend, stock split, reclassification or recapitalization in connection with any merger or reorganization or otherwise, all restrictions, rights and obligations set forth in this Agreement shall apply with respect to such other capital stock to the same extent as they are, or would have been applicable, to the Shares on or with respect to which such other capital stock was distributed.

      4.8     Additional Documents. Each party agrees to execute any and all further documents and writings, and to perform such other actions, which may be or become reasonably necessary or expedient to be made effective and carry out this Agreement.

      4.9     No Third-Party Benefits. Except as otherwise expressly provided in this Agreement, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

      4.10     Successors and Assigns. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

      4.11     No Assignment. Except as otherwise provided in this Agreement, the Grantee may not assign any of his or her rights under this Agreement without the prior written consent of the Company, which consent may be withheld in its sole discretion. The Company shall be permitted to assign its rights or obligations under this Agreement, but no such assignment shall release the Company of any obligations pursuant to this Agreement.

      4.12     Equitable Relief. The Grantee acknowledges that, in the event of a threatened or actual breach of any of the provisions of this Agreement, damages alone will be an inadequate remedy, and such breach will cause the Company great, immediate and irreparable injury and damage. Accordingly, the Grantee agrees that the Company shall be entitled to injunctive and other equitable relief, and that such relief shall be in addition to, and not in lieu of, any remedies they may have at law or under this Agreement.

      4.13     Arbitration.

      4.13.1     General. Any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this section 4.13 and the then most applicable rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by the American Arbitration Association. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Unless mutually agreed by the parties otherwise, any arbitration shall take place in the City of St. Louis, Missouri.

      4.13.2     Selection of Arbitrator. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from a list of nine persons (who shall be retired judges or corporate or litigation attorneys experienced in stock options and buy-sell agreements) provided by the office of the American Arbitration Association having jurisdiction over St. Louis, Missouri. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

      4.13.3     Applicability of Arbitration; Remedial Authority. This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph, the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgement if the matter had been pursued in court litigation. In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

      4.13.4     Fees and Costs. Any filing or administrative fees shall be borne initially by the party requesting arbitration. The Company shall be responsible for the costs and fees of the arbitration, unless the Grantee wishes to contribute (up to 50%) of the costs and fees of the arbitration. Notwithstanding the foregoing, the prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.

      4.13.5     Award Final and Binding; Severability. The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

      4.14     No Section 83(b) Election. The Grantee shall not make the election set forth in Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Performance Shares.

      4.15     Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular section.

      4.16     Number and Gender. Throughout this Agreement, as the context may require, (a) the masculine gender includes the feminine and the neuter gender includes the masculine and the feminine; (b) the singular tense and number includes the plural, and the plural tense and number includes the singular; (c) the past tense includes the present, and the present tense includes the past; and (d) references to parties, sections, paragraphs and exhibits mean the parties, sections, paragraphs and exhibits of and to this Agreement.

      4.17     Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      4.18     Instructions to Stock Plan Administrator. Grantee authorizes the Company to deliver the instructions attached as Exhibit “A” hereto to the stock plan administrator (currently E*Trade) during the next applicable trading window on behalf of the Grantee authorizing the Stock Plan Administrator to sell Shares at the time they vest in order to satisfy the Grantee’s withholding tax obligations with respect to the Shares. Grantee may withdraw such instructions at his or her discretion.

      4.19     Complete Agreement. The Grant Notice, this Agreement and the Plan constitute the parties’ entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof.

Exhibit A

Instructions to Stock Plan Administrator

To the Stock Plan Administrator of the Charter Communications, Inc. 2001 Stock Incentive Plan:

      In connection with the Charter Communications, Inc. Stock Option Exchange Program, I have been granted shares (the “Shares”) of Class A common stock of Charter Communications, Inc. (“Charter”). These shares are subject to vesting conditions as set forth in my Grant Notice and Restricted Stock Agreement. At such time that some or all of the Shares vest, I hereby instruct you to sell such number of Shares as may be necessary to satisfy my tax withholding obligations with respect to such vested Shares. These instructions shall remain in effect unless and until you receive contrary written instructions from me.

[Insert Name of Grantee]

EXHIBIT II

Form of Grant Notice and Restricted Stock Agreement

(Employees Below the Rank of Senior Vice President)

CHARTER COMMUNICATIONS, INC. — RESTRICTED STOCK GRANT NOTICE

(2001 Stock Incentive Plan)
(Employees Below the Rank of Senior Vice President)

      Charter Communications, Inc. (the “Company”), pursuant to its 2001 Stock Incentive Plan (as amended, the “Plan”), hereby grants to Grantee the number of Shares of the Company set forth below (the “Shares”). The Shares are subject to all of the terms and conditions as set forth in this Grant Notice, the Restricted Stock Agreement (the “Agreement”) which is attached hereto, and the Plan. The Agreement and the Plan are deemed to be incorporated herein in their entirety.

Grantee:
Date of Grant:
Number of Shares of Class A Common Stock:

      Vesting Schedule: Subject to the restrictions and limitations of the Agreement and the Plan, one-third of the Shares shall vest on each of the first three anniversaries of the Date of Grant.

      Additional Terms/ Acknowledgements: The undersigned Grantee acknowledges receipt of, and has read and understands and agrees to, this Grant Notice, the Agreement and the Plan. Grantee further acknowledges that as of the Date of Grant, this Grant Notice, the Agreement and the Plan set forth the entire understanding between Grantee and the Company regarding the grant by the Company of the Shares referred to in this Grant Notice. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board or the Committee upon any questions arising under this Grant Notice, the Agreement or the Plan.

CHARTER COMMUNICATIONS, INC.	GRANTEE:

By: Signature	[Insert Employee Name for Electronic Signature]

Title:	Date:

Date:

ATTACHMENT: Restricted Stock Agreement

CHARTER COMMUNICATIONS, INC.

RESTRICTED STOCK AGREEMENT

(Employees Below the Rank of Senior Vice President)

      THIS RESTRICTED STOCK AGREEMENT (together with the attached grant notice (the “Grant Notice”), the “Agreement”) is made and entered into as of the date set forth on the Grant Notice by and between Charter Communications, Inc., a Delaware corporation (the “Company”), and the individual (the “Grantee”) set forth on the Grant Notice.

      A.     Pursuant to the Charter Communications, Inc. 2001 Stock Incentive Plan (as amended, the “Plan”), the Committee has determined that it is to the advantage and best interest of the Company to grant to Grantee shares of the Class A Common Stock of the Company (the “Shares”) set forth on the Grant Notice, and in all respects subject to the terms, definitions and provisions of the Plan, which is incorporated herein by reference.

      B.     Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings set forth in the Plan.

      NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Grantee and the Company hereby agree as follows:

      1.     Grant and Terms of Shares.

      1.1     Grant of Shares. Pursuant to the Grant Notice, the Company has granted to the Grantee, subject to the terms and conditions set forth in the Plan and this Agreement, the number of shares of the Common Stock of the Company set forth on the Grant Notice.

      1.2     Vesting. As of the date of grant set forth in the Grant Notice, all of the Shares shall be unvested, and shall become vested only in accordance with the schedule set forth in the Grant Notice. Notwithstanding the foregoing, (a) all Shares shall become vested upon Grantee’s death, Disability or Retirement, and (b) if, within 12 months following the occurrence of a Change in Control, the Company, or any of its Subsidiaries, terminates the Grantee’s employment without Cause, or the Grantee terminates his or her employment with the Company and its Subsidiaries for Good Reason, all Shares shall immediately vest (subject to the provisions of Section 12.2 of the Plan). Furthermore, in the event that the Grantee’s employment with the Company and its Subsidiaries terminates and the Grantee is entitled to receive severance or similar payments, Shares shall continue to vest while the Grantee is entitled to receive severance or similar payments, provided that the Grantee enters into a release in a form acceptable to the Company. Shares which do not vest in accordance with the foregoing provisions shall be canceled without payment of consideration to the Grantee.

      2.     General Restrictions on Transfer of Shares.

      2.1     No Transfers of Unvested Shares. In no event shall the Grantee Transfer any Shares that are not vested (or any right or interest therein) to any person in any manner whatsoever, whether voluntarily or by operation of law or otherwise.

      2.2     Invalid Sales. Any purported Transfer of Shares made without fully complying with all of the provisions of this Agreement shall be null and void and without force or effect.

      3.     Compliance with Applicable Laws.

      No Shares will be issued pursuant to this Agreement unless and until there shall have been full compliance with all applicable requirements of the Securities Act of 1933, as amended (whether by registration or satisfaction of exemption conditions), all Applicable Laws, and all applicable listing requirements of any national securities exchange or other market system on which the Common Stock is then listed.

      4.     General.

      4.1     Governing Law. This Agreement shall be governed by and construed under the laws of the state of Delaware applicable to Agreements made and to be performed entirely in Delaware, without regard to the conflicts of law provisions of Delaware or any other jurisdiction.

      4.2     Notices. Any notice required or permitted under this Agreement shall be given in writing by express courier or by postage prepaid, United States registered or certified mail, return receipt requested, to the address set forth below or to such other address for a party as that party may designate by 10 days advance written notice to the other parties. Notice shall be effective upon the earlier of receipt or 3 days after the mailing of such notice.

If to the Company:	Charter Communications, Inc.

12405 Powerscourt Dr.
St. Louis, Mo. 63131
Attention: General Counsel

If to Grantee, at the address set forth on the Company’s records.

      4.3     Legend. In addition to any other legend which may be required by agreement or Applicable Laws, each share certificate representing Shares shall have endorsed upon its face a legend in substantially the form set forth below:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO VESTING CONDITIONS AND CERTAIN RESTRICTIONS ON TRANSFER, SALE AND HYPOTHECATION. A COMPLETE STATEMENT OF THE TERMS AND CONDITIONS GOVERNING SUCH RESTRICTIONS IS SET FORTH IN AN AGREEMENT, DATED AS OF [AGREEMENT DATE], A COPY OF WHICH IS ON FILE AT THE CORPORATION’S PRINCIPAL OFFICE.

      4.4     Deposit of Certificates. In order to ensure that the Grantee complies with the provisions of this Agreement, and that no Transfers of Shares are made in violation hereof, all certificates representing Shares shall be deposited with the Company.

      4.5     Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, the Grantee shall be treated as agent and attorney-in-fact for that interest held or claimed by his or her spouse with respect to any Shares and the parties hereto shall act in all matters as if the Grantee was the sole owner of such Shares. This appointment is coupled with an interest and is irrevocable.

      4.6     Modifications. This Agreement may be amended, altered or modified only by a writing signed by each of the parties hereto.

      4.7     Application to Other Stock. In the event any capital stock of the Company or any other corporation shall be distributed on, with respect to, or in exchange for shares of Common Stock as a stock dividend, stock split, reclassification or recapitalization in connection with any merger or reorganization or otherwise, all restrictions, rights and obligations set forth in this Agreement shall apply with respect to such other capital stock to the same extent as they are, or would have been applicable, to the Shares on or with respect to which such other capital stock was distributed.

      4.8     Additional Documents. Each party agrees to execute any and all further documents and writings, and to perform such other actions, which may be or become reasonably necessary or expedient to be made effective and carry out this Agreement.

      4.9     No Third-Party Benefits. Except as otherwise expressly provided in this Agreement, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

      4.10     Successors and Assigns. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

      4.11     No Assignment. Except as otherwise provided in this Agreement, the Grantee may not assign any of his or her rights under this Agreement without the prior written consent of the Company, which consent may be withheld in its sole discretion. The Company shall be permitted to assign its rights or obligations under this Agreement, but no such assignment shall release the Company of any obligations pursuant to this Agreement.

      4.12     Equitable Relief. The Grantee acknowledges that, in the event of a threatened or actual breach of any of the provisions of this Agreement, damages alone will be an inadequate remedy, and such breach will cause the Company great, immediate and irreparable injury and damage. Accordingly, the Grantee agrees that the Company shall be entitled to injunctive and other equitable relief, and that such relief shall be in addition to, and not in lieu of, any remedies they may have at law or under this Agreement.

      4.13     Arbitration.

      4.13.1     General. Any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this section 4.13 and the then most applicable rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by the American Arbitration Association. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Unless mutually agreed by the parties otherwise, any arbitration shall take place in the City of St. Louis, Missouri.

      4.13.2     Selection of Arbitrator. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from a list of nine persons (who shall be retired judges or corporate or litigation attorneys experienced in stock options and buy-sell agreements) provided by the office of the American Arbitration Association having jurisdiction over St. Louis, Missouri. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

      4.13.3     Applicability of Arbitration; Remedial Authority. This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph, the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgement if the matter had been pursued in court litigation. In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

      4.13.4     Fees and Costs. Any filing or administrative fees shall be borne initially by the party requesting arbitration. The Company shall be responsible for the costs and fees of the arbitration, unless the Grantee wishes to contribute (up to 50%) of the costs and fees of the arbitration. Notwithstanding the foregoing, the prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.

      4.13.5     Award Final and Binding; Severability. The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

      4.14     Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular section.

      4.15     Number and Gender. Throughout this Agreement, as the context may require, (a) the masculine gender includes the feminine and the neuter gender includes the masculine and the feminine; (b) the singular tense and number includes the plural, and the plural tense and number includes the singular; (c) the past tense includes the present, and the present tense includes the past; and (d) references to parties, sections, paragraphs and exhibits mean the parties, sections, paragraphs and exhibits of and to this Agreement.

      4.16     Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      4.17     Instructions to Stock Plan Administrator. Grantee authorizes the Company to deliver the instructions attached as Exhibit A hereto to the stock plan administrator (currently E*Trade) during the next applicable trading window on behalf of the Grantee authorizing the Stock Plan Administrator to sell Shares at the time they vest in order to satisfy the Grantee’s withholding tax obligations with respect to the Shares. Grantee may withdraw such instructions at his or her discretion.

      4.18     Complete Agreement. The Grant Notice, this Agreement and the Plan constitute the parties’ entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof.

EXHIBIT A

INSTRUCTIONS TO STOCK PLAN ADMINISTRATOR

To the Stock Plan Administrator of the Charter Communications, Inc. 2001 Stock Incentive Plan:

      In connection with the Charter Communications, Inc. Stock Option Exchange Program, I have been granted shares (the “Shares”) of Class A common stock of Charter Communications, Inc. (“Charter”). These shares are subject to vesting conditions as set forth in my Grant Notice and Restricted Stock Agreement. At such time that some or all of the Shares vest, I hereby instruct you to sell such number of Shares as may be necessary to satisfy my tax withholding obligations with respect to such vested Shares. These instructions shall remain in effect unless and until you receive contrary written instructions from me.

[Insert Name of Grantee]

EXHIBIT III

Form of Personalized Statement and Election Agreement

(Restricted Stock)

CHARTER COMMUNICATIONS PERSONALIZED STATEMENT AND

ELECTION AGREEMENT

Charter Communications, Inc has launched a Stock Option Exchange Program (“Exchange Program”) effective Tuesday, January 20, 2004. You will be able to make your election to participate in the Exchange Program on a web site dedicated specifically to Charter. For security purposes, a Personal Identification Number (PIN) has been assigned to you to access your personal information and make your election choices. In addition, please find your personalized statement below.

Restricted Stock
	Grant	Options	Exercise	Options	if Options
Option Grant #	Date	Granted	Price	Outstanding	Outstanding Exchanged

Total Eligible Options/ Restricted Stock:
Pin No.
XXX-XXX-XXX

Using the PIN above, and entering the last six digits of your social security number, you can elect to participate in the Exchange Program by accessing the Internet at www.corporate-action.net/charter. You may also elect to participate through the automated telephone system at 1-866-716-5749, or in the event that you cannot access the website or phone system, you may sign and date this Election Agreement and send it to the address indicated on the reverse side of this document. We strongly encourage you to make your election through the website or the telephone system. If you must submit through the mail, it is advised that you send this document certified mail with return receipt requested.

I agree that participation in the Charter Communications Stock Option Exchange Program is governed by the terms and conditions set forth in the Offer Documents. The Offer Documents consist of the Offer to Exchange, (including attachments) dated January 20, 2004 and the Election Agreement each as may be amended. I have read and understand the Offer Documents and by electing to participate I agree to accept the terms of this offer. I agree to accept as binding, conclusive and final all decisions or interpretations of Charter upon any questions relating to the stock option exchange and this Election Agreement. I agree to be bound by the Terms and Conditions set forth in this Election Agreement.

Date:
SIGNATURE

      SEE REVERSE SIDE FOR MAILING INSTRUCTIONS

Please keep a copy for your records.

III-1

Where to Forward Your Transmittal Materials

By Mail: Mellon Investor Services LLC Attn: Reorganization Dept. P.O. Box 3301 South Hackensack, NJ 07606 USA	By Overnight Courier: Mellon Investor Services LLC Attn: Reorganization Dept. 85 Challenger Road Mail Stop — Reorg. Ridgefield Park, NJ 07660	By Hand: Mellon Investor Services LLC Attn: Reorganization Dept. 120 Broadway, 13th Floor New York, NY 10271

      HOW TO CONTACT MELLON CUSTOMER SERVICE

      By Telephone — 9 a.m. to 6 p.m. Eastern Time, Monday — Friday, except for bank holidays:

From within the U.S., Canada or Puerto Rico: 1-888-778-1316 (Toll Free)

III-2

EXHIBIT IV

Form of Personalized Statement and Election Agreement

(Cash)

CHARTER COMMUNICATIONS PERSONALIZED STATEMENT AND

ELECTION AGREEMENT

[Name]

[Address1]

[Address2]	Employee ID: [ ]
[City], [State] [Zip]

Charter Communications, Inc has launched a Stock Option Exchange Program (“Exchange Program”) effective Tuesday, January 20, 2004. You will be able to make your election to participate in the Exchange Program on a web site dedicated specifically to Charter. For security purposes, a Personal Identification Number (PIN) has been assigned to you to access your personal information and make your election choices. In addition, please find your personalized statement below.

	Grant	Options	Exercise	Options	Cash if Options
Option Grant #	Date	Granted	Price	Outstanding	Outstanding Exchanged

Total Eligible Options/ Cash:
Pin No.
XXX-XXX-XXX

Using the PIN above, and entering the last six digits of your social security number, you can elect to participate in the Exchange Program by accessing the Internet at www.corporate-action.net/charter. You may also elect to participate through the automated telephone system at 1-866-716-5749, or in the event that you cannot access the website or phone system, you may sign and date this Election Agreement and send it to the address indicated on the reverse side of this document. We strongly encourage you to make your election through the website or the telephone system. If you must submit through the mail, it is advised that you send this document certified mail with return receipt requested.

I agree that participation in the Charter Communications Stock Option Exchange Program is governed by the terms and conditions set forth in the Offer Documents. The Offer Documents consist of the Offer to Exchange, (including attachments) dated January 20, 2004 and the Election Agreement each as may be amended. I have read and understand the Offer Documents and by electing to participate I agree to accept the terms of this offer. I agree to accept as binding, conclusive and final all decisions or interpretations of Charter upon any questions relating to the stock option exchange and this Election Agreement. I agree to be bound by the Terms and Conditions set forth in this Election Agreement.

Date:
SIGNATURE

      SEE REVERSE SIDE FOR MAILING INSTRUCTIONS

Please keep a copy for your records.

IV-1

Where to Forward Your Transmittal Materials

By Mail: Mellon Investor Services LLC Attn: Reorganization Dept. P. O. Box 3301 South Hackensack, NJ 07606 USA	By Overnight Courier: Mellon Investor Services LLC Attn: Reorganization Dept. 85 Challenger Road Mail Stop — Reorg. Ridgefield Park, NJ 07660	By Hand: Mellon Investor Services LLC Attn: Reorganization Dept. 120 Broadway, 13th Floor New York, NY 10271

      HOW TO CONTACT MELLON CUSTOMER SERVICE

      By Telephone — 9 a.m. to 6 p.m. Eastern Time, Monday through Friday, except for bank holidays:

From within the U.S., Canada or Puerto Rico:
1-888-778-1316 (Toll Free)

IV-2

EXHIBIT V

Form of Notice of Withdrawal

CHARTER COMMUNICATIONS, INC.

NOTICE OF WITHDRAWAL

      I previously received from Charter Communications, Inc. (“Charter”) the Offer Documents, consisting of the Offer to Exchange dated January 20, 2004, the Election Agreement, and the applicable form of restricted stock agreement, in each case as they may be amended, and completed and submitted to Charter the Election Agreement, in which I elected to participate in the Charter stock option exchange program by tendering to Charter all of my eligible options. I now wish to withdraw that election in its entirety. I agree that none of my eligible options will be exchanged and will instead continue to be governed by The Charter Communications Option Plan or the Charter Communications, Inc. 2001 Stock Incentive Plan, as applicable, and the relevant stock option agreement(s) between Charter and me. I have read and understand the Offer Documents. I understand that if I change my mind and decide I want to participate in Charter’s stock option exchange program and tender all of my eligible options, I must submit a new Election Agreement in accordance with the terms of the Offer to Exchange. I agree to accept as binding, conclusive and final all decisions or interpretations of Charter upon any questions relating to the stock option exchange program and this Notice of Withdrawal. I agree to be bound by the terms and conditions set forth in this Notice of Withdrawal.

Print Name:

Date:
SIGNATURE

HOW TO CONTACT MELLON INVESTOR SERVICES

By Telephone — 9 a.m. to 6 p.m. Eastern Time, Monday through Friday, except for bank holidays:

From within the U.S., Canada or Puerto Rico: 1-888-778-1316 (Toll Free)

You may withdraw your eligible options from the stock option exchange program via the

Internet at www.corporate-action.net/charter using the Personalized Identification Number provided in your Personalized Statement and Election Agreement or print and sign your name and date this page of the Notice of Withdrawal and send it to one of the addresses below.
Please keep a copy for your records.

By Mail:	By Overnight Courier:	By Hand:
Mellon Investor Services LLC	Mellon Investor Services LLC	Mellon Investor Services LLC
Attn: Reorganization Department	Attn: Reorganization Department	Attn: Reorganization Dept.
P.O. Box 3301	85 Challenger Road	120 Broadway, 13th Floor
South Hackensack, NJ 07606	Mail Stop — Reorg.	New York, NY 10271
USA	Ridgefield Park, NJ 07660
USA

V-1

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

HAVING AN EXERCISE PRICE OF MORE THAN $10.00 PER SHARE

      Any questions or requests for assistance or additional copies of this Offer to Exchange or the related election agreement may be directed to Mellon Investor Services LLC at 1-888-778-1316 or to Human Resources, Stock Option Exchange Program at Charter Communications, Inc. by email to stockoptions@chartercom.com. Requests for any documents incorporated by reference should also be directed to Human Resources, Stock Option Exchange Program.

January 20, 2004